UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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HARBINGER GROUP INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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450 Park Avenue, 27th Floor

New York, New York 10022

June 20, 2012

To Our Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders of Harbinger Group Inc., to be held on July 30, 2012, at 10:00 a.m., Eastern Time, at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York 10019-6064.

At the meeting, stockholders will be asked to consider matters contained in the enclosed Notice of Annual Meeting of Stockholders and proxy statement. We will also consider any additional business that may be properly brought before the Annual Meeting.

If you wish to attend the Annual Meeting in person, you must reserve your seat by July 25, 2012 by contacting our Investor Relations Department at (212) 906-8560. Additional details regarding requirements for admission to the Annual Meeting are described in the proxy statement under the heading “How do I attend the Annual Meeting and do I need to do anything in advance to attend?”

If you have any questions concerning the Annual Meeting and you are the stockholder of record of your shares, please contact our Investor Relations Department at (212) 906-8560. If you are the stockholder of record of your shares and have questions regarding your stock ownership, please contact our transfer agent, American Stock Transfer & Trust, by telephone at (800) 937-5449 (within the U.S.) or +1 (718) 921-8124 (International). If your shares are held by a broker or other nominee (that is, in “street name”), please contact your broker or other nominee for questions concerning the Annual Meeting or your stock ownership.

Stockholders of record can vote their shares by attending the Annual Meeting or by submitting a proxy through the mail, over the Internet, or by using a toll-free telephone number. Instructions for using these convenient services are provided on the proxy card. Please make sure to read the enclosed information carefully before voting your shares. You may also vote your shares by marking your votes on the enclosed proxy or following the enclosed voting instruction card. If you attend the Annual Meeting, you may withdraw your proxy and vote your shares in person. If your shares are held in street name, you should vote your shares in accordance with the instructions of your bank or brokerage firm or other nominee.

We appreciate your continued interest in Harbinger Group Inc.

Sincerely,

Philip A. Falcone Chairman of the Board and Chief Executive Officer

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450 PARK AVENUE, 27th FLOOR

NEW YORK, NEW YORK 10022

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JULY 30, 2012

June 20, 2012

To Our Stockholders:

We will hold the Annual Meeting of Stockholders (“Annual Meeting”) of Harbinger Group Inc., a Delaware corporation (the “Company,” “HGI,” “we,” “us” or “our”), on July 30, 2012 at 10:00 a.m., Eastern Time, at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York 10019-6064. The purposes of the Annual Meeting are to:

1. elect two Class II directors; and

2. ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2012.

Our Board of Directors recommends a vote FOR the nominees in Proposal 1 and FOR Proposal 2. These proposals are described in the attached proxy statement, which you are encouraged to read fully. Stockholders will also consider any additional business that may be properly brought before the Annual Meeting or any adjournment or postponement thereof. At our 2011 Annual Meeting, our Board of Directors and a majority of our stockholders approved that we hold future advisory votes on executive compensation every three years. Therefore, the next advisory vote on the compensation of the Company’s named executive officers will be held in 2014.

If you wish to attend the Annual Meeting in person, you must reserve your seat by July 25, 2012 by contacting our Investor Relations Department at (212) 906-8560. Additional details regarding requirements for admission to the Annual Meeting are described in the attached proxy statement under the heading “How do I attend the Annual Meeting and do I need to do anything in advance to attend?”

Our Board of Directors has set the close of business on June 15, 2012 as the record date for the Annual Meeting (the “Record Date”). The stock transfer books of the Company will not be closed following the Record Date, but only stockholders of record at the close of business on the Record Date are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. A list of stockholders entitled to vote at the meeting will be available for inspection at the Annual Meeting and will also be available for ten days prior to the meeting, during normal business hours, at the principal office of the Company located at 450 Park Avenue, 27th Floor, New York, New York 10022.

The vote of each eligible stockholder is important. Please vote as soon as possible to ensure that your vote is recorded promptly, even if you plan to attend the Annual Meeting.

By Order of the Board of Directors,

Philip A. Falcone Chairman of the Board and Chief Executive Officer

450 PARK AVENUE, 27th FLOOR

NEW YORK, NEW YORK 10022

PROXY STATEMENT

FOR THE 2012 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION ABOUT THE PROXY STATEMENT AND ANNUAL MEETING

Why am I receiving these materials?

This Proxy Statement, the accompanying Notice of Annual Meeting of Stockholders and proxy card are being furnished to the stockholders of Harbinger Group Inc. (the “Company,” “HGI,” “we,” “us” or “our”) by the Board of Directors of the Company (the “Board” or “Board of Directors”) to solicit your proxy to vote at the 2012 Annual Meeting of stockholders of the Company and any adjournments or postponements thereof (the “Annual Meeting”) to be held on July 30, 2012, at 10:00 a.m., Eastern Time, at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York 10019-6064. Certain officers, directors and other employees may also solicit proxies on our behalf by mail, telephone, fax, Internet or in person.

This Proxy Statement summarizes the information that holders of shares of our common stock (“Common Stock”) and shares of our Series A Participating Convertible Preferred Stock and Series A-2 Participating Convertible Preferred Stock (collectively, “Preferred Stock”) need to vote at the Annual Meeting. Unless stated otherwise herein or the context requires otherwise, references to “shares” means shares of our Common Stock or Preferred Stock, and “stockholder” means a holder of our Common Stock or Preferred Stock.

We will begin mailing this Proxy Statement, along with the proxy card and the other materials listed below, on or about June 20, 2012. To ensure that your proxy is voted at the Annual Meeting, your proxy should be received no later than 5:00 p.m., Eastern Time, on July 29, 2012 if given by mail, or by 11:59 p.m., Eastern Time, on July 29, 2012 if submitted by telephone or over the Internet.

We have requested that banks, brokerage firms and other nominees who hold shares on behalf of the beneficial owners of our shares (such stock is often referred to as being held in “street name”) as of the close of business on June 15, 2012 forward these materials, together with a proxy card or voting instruction card, to those beneficial owners. We have agreed to pay the reasonable expenses of the banks, brokerage firms and other nominees for forwarding these materials.

What materials am I receiving?

You are receiving:

1. this Proxy Statement for the Annual Meeting;

2. the proxy card or voting instruction form for the Annual Meeting;

3. the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2011, as filed with the Securities and Exchange Commission (the “SEC”), on December 14, 2011; and

4. Amendment No. 1 to the Company’s Annual Report on Form 10-K/A for the fiscal year ended September 30, 2011, as filed with the SEC on January 30, 2012.

What is the purpose of the Annual Meeting?

At the Annual Meeting, including any adjournment or postponement thereof, the stockholders of HGI will be asked to consider and vote upon two proposals to:

1. elect two Class II directors; and

2. ratify the appointment of KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2012 (“Fiscal 2012”).

You may also be asked to consider and vote to transact such other business as may come before the Annual Meeting or any adjournment or postponement thereof.

Other than matters incident to the conduct of the Annual Meeting and those set forth in this Proxy Statement, we do not know of any business or proposals to be considered at the Annual Meeting. If any other business is proposed and properly presented at the Annual Meeting, the proxies received from our stockholders give the proxy holders the authority to vote on the matter at their discretion.

What does our Board recommend?

Our Board recommends that you vote FOR the nominees in Proposal 1 and FOR Proposal 2.

Who can vote?

Our Board has fixed the close of business on June 15, 2012 as the date to determine the stockholders who are entitled to attend and vote at the Annual Meeting (the “Record Date”). On the Record Date, our outstanding capital stock consisted of 140,166,935 shares of Common Stock, which was held by approximately 1,740 holders of record including persons who hold shares for an indeterminate number of beneficial owners. Each share of Common Stock is entitled to one vote in the election of directors and on each matter submitted for stockholder approval. As of the Record Date, we also had 280,000 shares of our Series A Participating Convertible Preferred Stock and 120,000 shares of Series A-2 Participating Convertible Preferred Stock outstanding, the holders of which are entitled to vote with our Common Stock on an as-converted basis, subject to certain limitations (see “Security Ownership of Certain Beneficial Owners and Management”). Our outstanding shares of Preferred Stock and Common Stock collectively represent 188,555,777 votes as of the Record Date.

Can I obtain a list of stockholders entitled to vote at the Annual Meeting?

At the Annual Meeting, and at least ten days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the meeting will be available at our principal office, 450 Park Avenue, 27th Floor, New York, New York 10022, during regular business hours. Stockholders of record may inspect the list for proper purposes during normal business hours.

What is the difference between a stockholder of record and a beneficial owner of shares held in “street name”?

Stockholder of record. You are a stockholder of record if at the close of business on the Record Date your shares were registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust. Our proxy materials were sent directly to you by the Company and you can vote your shares as instructed on the accompanying proxy card.

Beneficial owner of shares held in “street name.” You are a beneficial owner if at the close of business on the Record Date your shares were held in the name of your bank, brokerage firm or other nominee. Being a beneficial owner means that your shares are held in “street name.” Our proxy materials were forwarded to you by that organization, and their instructions for voting your shares should accompany this Proxy Statement.

How do I attend the Annual Meeting and do I need to do anything in advance to attend?

All stockholders at the close of business on the Record Date are invited to attend the Annual Meeting. All stockholders planning to attend the Annual Meeting in person must contact our Investor Relations Department at (212) 906-8560 by July 25, 2012 to reserve a seat at the Annual Meeting. For admission, stockholders should come to the Annual Meeting check-in area no less than 15 minutes before the Annual Meeting is scheduled to begin. Stockholders of record should bring a form of photo identification so their share ownership can be verified. A beneficial owner holding shares in “street name” must also bring an account statement or letter from his or her bank or brokerage firm showing that he or she beneficially owns shares as of the close of business on the Record Date, along with a form of photo identification. Registration will begin at 9:00 a.m., Eastern Time and the Annual Meeting will begin at 10:00 a.m., Eastern Time.

If I am a stockholder of record, how do I vote and what are the voting deadlines?

If you are a stockholder of record, there are several ways for you to vote your shares:

•

By mail. If you received printed proxy materials, you may submit your vote by completing, signing and dating the proxy card received and returning it in the prepaid envelope. Follow the instructions that appear on the proxy card. Proxy cards submitted by mail must be received by 5:00 p.m., Eastern Time, on July 29, 2012 to be voted at the Annual Meeting.

•

By telephone or over the Internet. You may vote your shares by telephone or via the Internet by following the instructions provided in the proxy card. If you vote by telephone or via the Internet, you do not need to return a proxy card by mail. Internet and telephone voting are available 24 hours a day, 7 days a week. Votes submitted by telephone or through the Internet must be received by 11:59 p.m., Eastern Time, on July 29, 2012 to be voted at the Annual Meeting.

•

In person at the Annual Meeting. You may vote your shares in person at the Annual Meeting. Even if you plan to attend the Annual Meeting in person, we recommend that you also submit your proxy card or vote by telephone or via the Internet by the applicable deadline so that your vote will be counted if you later decide not to attend the Annual Meeting. Details regarding requirements for admission to the Annual Meeting are described in the proxy statement under the heading “How do I attend the Annual Meeting and do I need to do anything in advance to attend?”

I hold my shares in “street name,” how do I vote and what are the voting deadlines?

If you are a beneficial owner of your shares, you should have received voting instructions from the bank, brokerage firm or other nominee holding your shares. You should follow such instructions in order to instruct your bank, brokerage firm or other nominee on how to vote your shares. The availability of telephone and Internet voting will depend on the voting process of the bank, brokerage firm or other nominee holding your shares. Shares held beneficially may be voted in person at the Annual Meeting only if you obtain a legal proxy from the broker or nominee giving you the right to vote the shares. Details regarding requirements for admission to the Annual Meeting are described in the proxy statement under the heading “How do I attend the Annual Meeting and do I need to do anything in advance to attend?”

Can I revoke or change my vote after I submit my proxy?

Stockholders of record. If you are a stockholder of record, you may revoke your vote at any time before the final vote at the Annual Meeting by:

•	signing and returning a new proxy card with a later date, since only your latest proxy card received by 5:00 p.m., Eastern Time, on July 29, 2012 will be counted;

•	submitting a later-dated vote by telephone or via the Internet, since only your latest Internet or telephone vote received by 11:59 p.m., Eastern Time, on July 29, 2012 will be counted;

•	attending the Annual Meeting in person and voting again; or

•	delivering a written revocation to our Corporate Secretary at Harbinger Group Inc., 450 Park Avenue, 27th Floor, New York, NY 10022, by 5:00 p.m., Eastern Time, on July 29, 2012.

Beneficial owners of shares held in “street name.” If you are a beneficial owner of your shares, you must contact the broker or other nominee holding your shares and follow its instructions for changing your vote.

What is a “quorum”?

We may hold the Annual Meeting only if a “quorum” is present, either in person or by proxy. A “quorum” is a majority of our outstanding shares entitled to vote on the Record Date. Your shares will be counted towards the quorum if you vote by mail, telephone, or over the Internet or if you vote in person at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists. If a quorum is not present at the Annual Meeting, we may adjourn the meeting from time to time until we have a quorum.

What if I do not give specific instructions?

Stockholder of record. If you are a record holder of shares and you do not give specific voting instructions, the proxy holders will vote your shares as recommended by our Board on all matters presented in this Proxy Statement, and as the proxy holders determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

Beneficial owner of shares held in “street name.” If your shares are held in “street name” and you do not give specific voting instructions to your nominee, then, under the rules of the New York Stock Exchange, your nominee generally may vote on routine matters but cannot vote on non-routine matters. If you do not give instructions on how to vote your shares on a non-routine matter, your nominee will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares; this is generally referred to as a “broker non-vote.”

Which ballot measures are “routine” or “non-routine”?

The ratification of the appointment of KPMG as the Company’s independent registered public accounting firm for Fiscal 2012 (Proposal 2) is considered routine under applicable rules. A broker or other nominee generally may vote on routine matters, and therefore no broker non-votes are expected in connection with this proposal.

The election of our two Class II directors (Proposal 1) is considered non-routine matters under applicable rules. A brokerage firm or other nominee cannot vote without instructions on non-routine matters. Therefore, if you hold your shares in street name, it is critical that you give instructions on how to cast your vote with respect to these non-routine matters if you want your votes to count. If you do not instruct your bank, brokerage firm or other nominee how to vote on these non-routine matters, no votes will be cast on your behalf.

What vote is required to approve the proposals?

Each director nominee who receives an affirmative vote by the holders of a plurality of the votes cast will be elected a director (Proposal 1).

The affirmative vote of the holders of a majority of the votes represented at the Annual Meeting in person or by proxy is required to ratify our Board’s appointment of KPMG as our independent registered public accounting firm for Fiscal 2012 (Proposal 2).

With regards to Proposal 1 (election of directors), shares represented by proxies that are marked “WITHHOLD” and shares that are present in person or proxy but not voted will be excluded entirely from the vote and will have no effect on the outcome of this vote because the directors are elected by a plurality vote. With regards to Proposal 2 (ratification of KPMG’s appointment as auditor) shares marked as “ABSTAIN” and shares that are present in person or by proxy but not voted will be considered present at the Annual Meeting and will have the effect of a vote against this proposal because approval of this proposal requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote.

Harbinger Capital Partners Master Fund I, Ltd. (the “Master Fund”), Global Opportunities Breakaway Ltd. (the “Global Fund”) and Harbinger Capital Partners Special Situations Fund, L.P. (the “Special Situations Fund,” and together with the Master Fund and the Global Fund, the “Harbinger Parties”) which, as of the Record Date, held approximately 68.9% of the voting power entitled to vote at the Annual Meeting, have notified us that they intend to vote all of their shares at the Annual Meeting in accordance with the Board’s recommendations.

How are broker non-votes and abstentions treated?

Broker “non-votes” and shares held as of the Record Date by holders who are present in person or represented by proxy at the Annual Meeting but who have abstained from voting or have not voted with respect to some or all of such shares on any proposal to be voted on at the Annual Meeting will be counted as present for purposes of establishing a quorum.

Broker “non-votes” and abstentions will: (i) have no effect on the outcome of the votes on Proposal 1 (election of directors) because this proposal is determined by a plurality vote, and (ii) have the effect of a vote against Proposal 2 (ratification of KPMG’s appointment as auditors) because approval of this proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote.

Who will count the votes and serve as the inspector of election?

One or more persons appointed by the Company will serve as the inspector of election.

Who is making and paying for this proxy solicitation?

This proxy is solicited on behalf of our Board. The Company is paying for the cost of preparing, assembling and mailing this proxy soliciting material. We will reimburse banks, brokers, custodians, nominees and fiduciaries for their reasonable charges and expenses to forward our proxy materials to their customers or principals.

What is the deadline to propose actions for consideration at the 2013 Annual Meeting of stockholders?

We expect to hold our 2013 Annual Stockholders Meeting in January 2013. For a stockholder’s proposal to be considered timely for inclusion in our proxy statement and form of proxy relating to the 2013 Annual Stockholders Meeting, such proposal should be received by us not later than the close of business on the later of September 15, 2012 and the tenth day following the day on which public announcement of the 2013 Annual Stockholders Meeting is first made by the Company.

Where can I find voting results?

We will announce preliminary voting results at the Annual Meeting. We will publish the final voting results from the Annual Meeting in a Current Report on Form 8-K within four business days of the date of the Annual Meeting. You will also be able to find the results on our website at www.harbingergroupinc.com.

What is our policy with respect to the attendance of our directors at Board and committee meetings and annual meetings of stockholders?

The Board held a total of 22 meetings during the year ended September 30, 2011. Standing committees of the Board held an additional 54 meetings during the year ended September 30, 2011. The Board and the directors recognize the importance of director attendance at Board and committee meetings. Attendance at Board and committee meetings was at least 75% for each director. The Company does not have a formal policy regarding the attendance of directors at annual meetings of security holders, but we strongly encourage all of our directors to attend. All of our directors, other than Mr. Thomas Hudgins, attended the 2011 Annual Stockholders Meeting.

How can stockholders communicate with our Board?

Stockholders may communicate with our Board by writing to the Board of Directors, Harbinger Group Inc., 450 Park Avenue, 27th Floor, New York, New York 10022. Please see the additional information in the section captioned “Communications with the Board of Directors.”

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How can I obtain an additional copy of the proxy materials?

The SEC allows us to deliver a single copy of proxy materials to an address shared by two or more stockholders, unless the stockholders instruct us to the contrary. This delivery method, referred to as “householding,” can result in significant cost savings for us. We will promptly provide you another copy of these materials, without charge, if you call our Investor Relations Department at (212) 906-8560 or write to our Investor Relations Department at Harbinger Group Inc., 450 Park Avenue, 27th Floor, New York, New York 10022.

In addition, a copy of proxy materials, as well as the documents we file with the SEC, are available on our internet site at www.harbingergroupinc.com; the materials furnished with this Proxy Statement include a copy of the Form 10-K together with amendments and supplemental information as filed with the SEC (but such material is not incorporated by reference into our proxy materials).

Stockholders of record sharing an address who receive multiple copies of proxy materials and wish to receive a single copy of such materials in the future should submit their request to us in the same manner. If you are the beneficial owner, but not the record holder, of our shares and wish to receive only one copy of the Proxy Statement related materials in the future, you need to contact your bank, brokerage firm or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address.

Where are the Company’s principal executive offices located and what is the Company’s main telephone number?

Our principal executive offices are located at 450 Park Avenue, 27th Floor, New York, New York 10022. You may contact our Investor Relations Department by phone at (212) 906-8560 or by email at investorrelations@harbingergroupinc.com.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on July 30, 2012.

The Proxy Statement and other proxy materials are available on the Company’s Internet site at www.harbingergroupinc.com under the heading “Annual Meeting and Materials.”

PROPOSAL 1

ELECTION OF DIRECTORS

Under our Certificate of Incorporation (“Charter”) and Bylaws, our Board has fixed the size of our Board at eight directors. Our Charter provides for division of our Board into three classes of as nearly equal number of directors as possible. Each of Class I and Class III is comprised of three directors and Class II is comprised of two directors.

The term of each class of directors is three years, with the term for one class expiring each year in rotation. As a result, one class of directors is elected at each annual stockholders meeting for a term of three years and to hold office until their successors are elected and qualified or until their earlier death, removal or resignation. The term of the Class II directors expires at the Annual Meeting.

Our entire Board serves as our nominating/corporate governance committee to propose director nominees, and all nominations are approved by our Board. Our Board recommends that each nominee for director be elected at the Annual Meeting. The nominees are Philip A. Falcone and David Maura. The nominees have consented to continue to serve as directors if elected. Mr. Falcone has served as a director, Chairman of the Board and Chief Executive Officer of HGI since July 2009. From July 2009 to July 2011, Mr. Falcone also served as President of HGI. Mr. Maura has served as Managing Director and Executive Vice President of Investments of HGI effective as of October 2011 and as a director of HGI since May 2011. Mr. Maura has also served as the Chairman of Spectrum Brands Holdings, Inc. (“Spectrum Brands”), a subsidiary of HGI, since July 2011 and as the interim Chairman of the board of directors of Spectrum Brands and as one of its directors since June 2010. In accordance with our Charter, our Board may at any time increase the size of our Board by fixing the number of directors that constitute our whole Board. In addition, if a nominee becomes unavailable for any reason or should a vacancy occur before the election, which we do not anticipate, the proxies will be voted for the election, as director, of such other person as our Board may recommend. Proxies cannot be voted for a greater number of persons than are included in the class of directors — this year that number is two.

Nominees for Election as Directors

Class II Directors — Nominees — Three Year Term Expiring 2015

Philip A. Falcone, age 49, has served as a director, Chairman of the Board and Chief Executive Officer of HGI since July 2009. From July 2009 to July 2011, Mr. Falcone served as the President of HGI. He is Chief Investment Officer and Chief Executive Officer of Harbinger Capital Partners LLC (“Harbinger Capital”), an affiliate of HGI, is Chief Investment Officer of the Harbinger Parties and other Harbinger Capital affiliates. Mr. Falcone co-founded the Master Fund in 2001. Mr. Falcone is also the Chairman of the Board, President and Chief Executive Officer of Zap.Com Corporation (“Zap.Com”), a subsidiary of HGI. Mr. Falcone has over two decades of experience in leveraged finance, distressed debt and special situations. Prior to joining the predecessor of Harbinger Capital, Mr. Falcone served as Head of High Yield trading for Barclays Capital. From 1998 to 2000, he managed the Barclays High Yield and Distressed trading operations. Mr. Falcone held a similar position with Gleacher Natwest, Inc., from 1997 to 1998. Mr. Falcone began his career in 1985, trading high yield and distressed securities at Kidder, Peabody & Co. Mr. Falcone received an A.B. in Economics from Harvard University. None of the companies Mr. Falcone worked with before co-founding the Master Fund is an affiliate of HGI. We nominated Mr. Falcone as a director because of his extensive investment experience and his controlling relationship with our controlling stockholders.

David Maura, age 39, has served as Managing Director and Executive Vice President of Investments of HGI effective as of October 2011 and as a director of HGI since May 2011. Mr. Maura has also served as the Chairman of Spectrum Brands, a subsidiary of HGI, since July 2011 and as the interim Chairman of the board of directors of Spectrum Brands and as one of its directors since June 2010. Prior to becoming Managing Director and Executive Vice President of Investments at HGI, Mr. Maura was a Vice President and Director of Investments of Harbinger Capital, an affiliate of HGI. Prior to joining Harbinger Capital in 2006, Mr. Maura was a Managing Director and Senior Research Analyst at First Albany Capital, where he focused on distressed debt and special situations, primarily in the consumer products and retail sectors. Prior to First Albany, Mr. Maura was a Director and Senior High Yield Research Analyst in Global High Yield Research at Merrill Lynch & Co. Mr. Maura was a Vice President and Senior Analyst in the High Yield Group at Wachovia Securities, where he covered various consumer product, service and retail companies. Mr. Maura began his career at ZPR Investment Management as a Financial Analyst. During the past five years, Mr. Maura has served on the board of directors of Russell Hobbs, Inc. (formerly Salton, Inc.) and Applica Incorporated. Mr. Maura received a B.S. in Business Administration from Stetson University and is a CFA charterholder. None of the companies Mr. Maura worked with before joining Harbinger Capital is an affiliate of HGI. We nominated Mr. Maura as a director because of his extensive experience in finance and investments.

Vote Required

To be elected as a Class II director at the Annual Meeting, each candidate for election must receive a plurality of the votes cast by the stockholders present in person or represented by proxy at the Annual Meeting. A plurality vote means that the director nominee with the most affirmative votes in favor of his or her election to a particular directorship will be elected to that directorship.

OUR BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES FOR CLASS II DIRECTORS.

Continuing Directors

Class I Directors — Term Expiring 2014

Lap Wai Chan, age 46, has served as a director of HGI since October 2009. From September 2009 to September 2010 he was a consultant to MatlinPatterson Global Advisors (“MatlinPatterson”), a private equity firm focused on distressed control investments across a range of industries. From July 2002 to September 2009, Mr. Chan was a Managing Partner at MatlinPatterson. Prior to that, Mr. Chan was a Managing Director at Credit Suisse First Boston H.K. Ltd. (“Credit Suisse”). From March 2003 to December 2007, Mr. Chan served on the board of directors of Polymer Group, Inc. MatlinPatterson, Credit Suisse and Polymer Group, Inc. are not affiliates of HGI. We elected Mr. Chan as a director because of his extensive investment experience, which strengthens the Board’s collective qualifications, skills and experience.

Keith M. Hladek, age 36, has served as a director of HGI since October 2009. Mr. Hladek is also a director of Zap.Com, a subsidiary of HGI. Mr. Hladek is also the Chief Financial Officer and Co-Chief Operating Officer of Harbinger Capital, an affiliate of HGI. Mr. Hladek is responsible for all accounting and operations of Harbinger Capital (including certain affiliates of Harbinger Capital and their management companies), including portfolio accounting, valuation, settlement, custody, and administration of investments. Prior to joining Harbinger Capital in 2009, Mr. Hladek was Controller at Silver Point Capital, L.P., where he was responsible for accounting, operations and valuation for various funds and related financing vehicles. Mr. Hladek is a Certified Public Accountant in New York. Prior to joining Silver Point Capital, L.P. Mr. Hladek was the Assistant Controller at GoldenTree Asset Management and a fund accountant at Oak Hill Capital Management. Mr. Hladek started his career in public accounting and received his Bachelor of Science in Accounting from Binghamton University. None of the companies Mr. Hladek worked with before joining Harbinger Capital is an affiliate of HGI. We elected Mr. Hladek as a director because of his extensive accounting and operations experience and his relationship with our controlling stockholders.

Robin Roger, age 55, has served as a director of HGI since May 2011. From June 2010 until July 2011, Ms. Roger served as a director for Spectrum Brands, a subsidiary of HGI. Ms. Roger is a Managing Director, General Counsel, Co-Chief Operating Officer and Chief Compliance Officer of Harbinger Capital, an affiliate of the Company. Prior to joining Harbinger Capital in 2009, Ms. Roger was General Counsel at Duff Capital Advisors, a multi-strategy investment advisor. She previously served as General Counsel to Jane Street Capital, a proprietary trading firm, and Moore Capital Management. Ms. Roger worked at Morgan Stanley from 1989 to 2006. While there, she headed the equity sales and trading legal practice group and served as General Counsel of the Institutional Securities Division (which encompassed the investment banking as well as sales and trading activities of the firm), and performed other roles at the corporate level. She received a B.A. from Yale College and a J.D. from Harvard Law School. None of the companies Ms. Roger worked with before joining Harbinger Capital is an affiliate of HGI. We elected Ms. Roger as a director because of her legal and operational experience and her relationship with our controlling stockholders.

Class III Directors — Terms Expiring 2013

Omar M. Asali, age 41, has served as President of HGI effective as of October 2011, as Acting President since June 2011, and as a director of HGI since May 2011. Mr. Asali is also the Vice Chairman of Spectrum Brands and a director of Zap.Com, each a subsidiary of HGI. Prior to becoming President of HGI, Mr. Asali was a Managing Director and Head of Global Strategy of Harbinger Capital, an affiliate of HGI. Prior to joining Harbinger Capital in 2009, Mr. Asali was the co-head of Goldman Sachs Hedge Fund Strategies (“Goldman Sachs HFS”) where he helped manage approximately $25 billion of capital allocated to external managers. Mr. Asali also served as co-chair of the Investment Committee at Goldman Sachs HFS. Before joining Goldman Sachs HFS in 2003, Mr. Asali worked in Goldman Sachs’ Investment Banking Division, providing M&A and strategic advisory services to clients in the High Technology Group. Mr. Asali previously worked at Capital Guidance, a boutique private equity firm. Mr. Asali began his career working for a public accounting firm. Mr. Asali received an MBA from Columbia Business School and a B.S. in Accounting from Virginia Tech. None of the companies Mr. Asali worked with before joining Harbinger Capital is an affiliate of HGI. We nominated Mr. Asali because of his extensive experience in finance and investments.

Thomas Hudgins, age 72, has served as a director of HGI since October 2009. He is a retired partner of Ernst & Young LLP (“E&Y”). From 1993 to 1998, he served as E&Y’s Managing Partner of its New York office with over 1,200 audit and tax professionals and staff personnel. During his tenure at E&Y, Mr. Hudgins was the coordinating partner for a number of multinational companies, including American Express Company, American Standard Inc., Textron Inc., MacAndrews & Forbes Holdings Inc., and Morgan Stanley, as well as various mid-market and leveraged buy-out companies. As coordinating partner, he had the lead responsibility for the world-wide delivery of audit, tax and management consulting services to these clients. Mr. Hudgins also served on E&Y’s international executive committee for its global financial services practice. Mr. Hudgins previously served on the board of directors and as a member of various committees of Foamex International Inc., Aurora Foods, Inc. and RHI Entertainment, Inc. E&Y, RHI Entertainment Inc., Foamex International Inc. and Aurora Foods, Inc. are not affiliates of HGI. We elected Mr. Hudgins because he possesses particular knowledge and experience in accounting, finance and capital structures, which strengthens the Board’s collective qualifications, skills and experience.

Robert V. Leffler, Jr., age 66, has served as a director of HGI since May 1995. Mr. Leffler owns The Leffler Agency, Inc., a full service advertising agency founded in 1984. The firm specializes in the areas of sports/entertainment and media. Headquartered in Baltimore, the agency also has offices in Tampa and Providence. It operates in 20 US markets. Leffler Agency also has a subsidiary media buying service, Media Moguls, LLC, which specializes in mass retail media buying. The Leffler Agency and Media Moguls, LLC are not affiliates of HGI. We elected Mr. Leffler because of his extensive knowledge and experience as a director and because we believe he provides a unique historical perspective to our long operating history in light of his service on our Board since 1995.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has approved the engagement of KPMG as the Company’s independent registered public accounting firm to audit our consolidated financial statements for Fiscal 2012. KPMG has served as the Company’s independent registered public accounting firm since January 2011. The Audit Committee considers KPMG to be well qualified.

Although stockholder ratification of the appointment of KPMG as our independent registered public accounting firm is not required by any applicable law or regulation, stockholder views are being solicited and will be considered by the Audit Committee and our Board. This proposal will be ratified if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action, and a quorum is present. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the fiscal year if it is determined that such a change would be in the best interests of the Company and its stockholders. We expect that a representative of KPMG will be present at the Annual Meeting, with the opportunity to make a statement if he or she so desires and to be available to answer appropriate questions.

To the Company’s knowledge, neither KPMG nor any of its partners has any direct financial interest or any indirect financial interest in the Company other than as the Company’s independent registered public accounting firm.

For information about the professional services rendered by KPMG to us for the fiscal year ended September 30, 2011, please see the section of this Proxy Statement captioned “Principal Accountant Fees and Services.”

Vote Required

The affirmative vote of the holders of a majority of the votes represented at the Annual Meeting in person or by proxy is required to ratify our appointment of KPMG as our independent registered public accounting firm for Fiscal 2012.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2012.

OTHER MATTERS

The Company knows of no other matters to be submitted to the stockholders at the Annual Meeting. The persons named on the proxy are authorized to vote in their discretion upon such other business as may properly come before the 2012 Annual Meeting.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

We believe that communications between our board of directors, our stockholders and other interested parties are an important part of our corporate governance. Stockholders and other interested parties may communicate with our Board, the Audit Committee, the Compensation Committee, any individual director, or all non-management directors as a group, by mailing such communications to the following address: c/o Corporate Secretary at Harbinger Group Inc., 450 Park Avenue, 27th Floor, New York, NY 10022.

If the letter is from a stockholder, the letter should state that the sender is a stockholder. Under a process approved by our Board and defined in the Corporate Governance Guidelines, depending on the subject matter, management will:

•	forward the letter to the director or directors to whom it is addressed;

•	attempt to handle the matter directly (as where information about the Company or its stock is requested); or

•	not forward the letter if it is primarily commercial in nature or relates to an improper or irrelevant topic.

A summary of all relevant communications that are received after the last meeting of the full Board, or of non-management directors, and which are not forwarded will be presented at each Board meeting along with any specific communication requested by a director.

Stockholders and other interested parties who have concerns or complaints relating to accounting, internal accounting controls or other matters may contact the Audit Committee by writing to the following address:

Harbinger Group Inc.

Attention: Audit Committee Chair

450 Park Avenue, 27th Floor

New York, New York 10022

All communications will be handled in a confidential manner, to the extent practicable and permitted by law. Communications may be made on an anonymous basis; however, in these cases the reporting individual must provide sufficient details for the matter to be reviewed and resolved. The Company will not tolerate any retaliation against an employee who makes a good faith report.

EXECUTIVE OFFICERS

The following sets forth certain information with respect to the executive officers of the Company, as of the date of this Proxy Statement. All officers of the Company serve at the pleasure of the Company’s Board until their successors are elected and qualified.

Name	Age	Position
Philip A. Falcone	49	Chairman of the Board and Chief Executive Officer
Omar M. Asali	41	Director and President
Thomas A. Williams	53	Executive Vice President and Chief Financial Officer
David Maura	39	Director and Executive Vice President of Investments
Richard H. Hagerup	59	Interim Chief Accounting Officer

For information regarding Messrs. Falcone, Asali and Maura see “Proposal 1 – Election of Directors” above.

Thomas A. Williams, age 53, has been the Executive Vice President and Chief Financial Officer of HGI since March 2012. Mr. Williams also serves as the Executive Vice President and Chief Financial Officer of Zap.Com, a position he has held since March 2012. Mr. Williams served as President and Chief Executive Officer of RDA Holding Co. (“RDA Holding”) and its subsidiary Reader’s Digest Association, Inc. (“Reader’s Digest”) from April 2011 until September 2011. He was also a member of RDA Holding’s board of directors and its executive committee from May 2011 until September 2011. Previously, Mr. Williams had served as RDA Holding’s and Reader’s Digest’s Chief Financial Officer since February 2009. Before joining RDA Holding and Reader’s Digest, Mr. Williams served as Executive Vice President and Chief Financial Officer for Affinion Group Holdings, Inc. from January 2007 until February 2009. Previously, Mr. Williams spent more than 21 years with AT&T, Inc., where he held a progression of senior financial and officer positions including Chief Financial Officer of AT&T Networks. None of the companies Mr. Williams worked with before joining HGI is an affiliate of HGI.

Richard H. Hagerup, age 59, has been the Interim Chief Accounting Officer of HGI since December 2010. Mr. Hagerup also serves as Interim Chief Accounting Officer of Zap.Com, a position he has held since December 2010. Prior to being appointed as Interim Chief Accounting Officer of HGI, Mr. Hagerup served as HGI’s contract controller, a position he held from January 2010. From April 1980 to April 2008, Mr. Hagerup held various accounting and financial reporting positions with Triarc Companies Inc. (“Triarc”) and its affiliates, last serving as Controller of Triarc. During the time of Mr. Hagerup’s employment, Triarc was a holding company that, through its principal subsidiary Arby’s Restaurant Group, Inc., was the franchisor of the Arby’s restaurant system. Triarc (now The Wendy’s Company) is not an affiliate of HGI.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”) requires our directors and executive officers, and persons who beneficially own more than 10% our Common Stock and securities convertible into shares of our Common Stock (together, “Subject Shares”), to file with the SEC initial reports of ownership and reports of changes in ownership of Subject Shares. Directors, officers and greater than 10% beneficial owners of the Subject Shares are required by the SEC’s regulations to furnish us with copies of all forms they file with the SEC pursuant to Section 16(a) of the Exchange Act. To our knowledge, based solely upon a review of the copies of such forms furnished to us and written representations that no other reports were required, we believe that, during the fiscal year ended September 30, 2011, all such filings required to be made by such persons were timely made in accordance with the requirements of the Exchange Act other than one filing on Form 3 by CF Turul LLC (“CF Turul”), one of our stockholders.

PERFORMANCE GRAPH

Set forth below is a line-graph presentation comparing the cumulative stockholder return on our Common Stock against cumulative total returns of following: (a) the Russell 2000 and (b) a peer group of companies consisting of Leucadia National Corp., Carlisle Companies Inc., Apollo Global Management, LLC and Standex International Corp., and (c) our previously used peer group, consisting of Navios Maritime Acquisition Corp., Black Diamond Inc., Ameriwest Petroleum Corp., 57th Street General Acquisition Corp. (subsequently re-named Crumbs Bake Shop, Inc.), Motors Liquidation Company, Comdisco Holding Company Inc., Omni Ventures Inc., Arete Industries Inc., National Patent Development Corp. and Fifth Season International Inc. The performance graph shows the total return on an investment of $100 for the period beginning October 1, 2006 and ending September 30, 2011. The Company believes that the new peer group of companies provides a reasonable basis for comparing total stockholder returns. The stockholder return shown on the graph below is not necessarily indicative of future performance, and we will not make or endorse any predictions as to future stockholder returns. The graph and related data were furnished by Research Data Group, Inc.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN

Among Harbinger Group Inc., the Russell 2000 Index

and Peer Groups

CORPORATE GOVERNANCE

Controlled Company

Our Board has determined that HGI is a “controlled company” for the purposes of Section 303A of the New York Stock Exchange Listed Company Manual (the “NYSE Rules”), as the Harbinger Parties control more than 50% of the Company’s voting power. A controlled company may elect not to comply with certain NYSE Rules, including (1) the requirement that a majority of our Board consist of independent directors, (2) the requirement that a nominating/corporate governance committee be in place that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities, and (3) the requirement that a compensation committee be in place that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities. We currently avail ourselves of the “controlled company” exceptions. Our Board has determined that it is appropriate not to have a nominating/corporate governance committee because of our relatively limited number of directors, our limited number of senior executives and our status as a “controlled company” under applicable NYSE rules. In April 2011, our Board formed a compensation committee. While our Compensation Committee is composed entirely of independent directors and has a charter addressing the committee’s purpose and responsibilities, we still avail ourselves of the “controlled company” exceptions and are not obligated to comply and may choose to not comply in the future with any of the NYSE Rules regarding the composition and governance of compensation committees.

Corporate Governance Guidelines and Code of Ethics and Business Conduct

Our Board has adopted Corporate Governance Guidelines to assist it in the exercise of its responsibilities. These guidelines reflect our Board’s commitment to monitor the effectiveness of policy and decision making both at our Board and management level, with a view to enhancing stockholder value over the long term. The Corporate Governance Guidelines address, among other things, Board composition, director qualifications standards, selection of the Chairman of the Board and the Chief Executive Officer, director responsibilities and the Board committees.

Our Board has adopted a Code of Business Conduct and Ethics for Directors, Officers and Employees and a Code of Ethics for Chief Executive and Senior Financial Officers to provide guidance to all the Company’s directors, officers and employees, including the Company’s principal executive officer, principal accounting officer or controller or persons performing similar functions.

Meetings of Independent Directors

We generally hold executive sessions at each Board and committee meeting. Mr. Hudgins presides over executive sessions of the entire Board and the chairman of each committee presides over the executive session of that committee.

Board Structure and Risk Oversight

Mr. Falcone serves as the Chairman of our Board and our Chief Executive Officer. Mr. Falcone has extensive investment and leadership expertise and is also the Chief Investment Officer and Chief Executive Officer of Harbinger Capital, a fund affiliated with our controlling stockholders. The Board believes that the Company has benefited from this structure and, based upon Mr. Falcone’s extensive investment and leadership expertise, Mr. Falcone’s continuation as our Chairman and Chief Executive Officer is in the best interests of our shareholders.

Our management is responsible for understanding and managing the risks that we face in our business, and our Board is responsible for overseeing management’s overall approach to risk management. Our Board receives reports on the operations of our businesses from members of management and members of management of our subsidiaries as appropriate and discusses related risks. Our Board also fulfills its oversight role through the operations of our Audit Committee and Compensation Committee. As appropriate, these committees of the Board provide periodic reports to our Board on their activities. Our Audit Committee is responsible for oversight of corporate finance and financial reporting related risks, including those related to our accounting, auditing and financial reporting practices. Our Compensation Committee is responsible for the oversight of our compensation policies and practices, including conducting annual risk assessments of our compensation policies and practices.

Governance Documents Availability

We have posted our Corporate Governance Guidelines, Code of Business Conduct and Ethics for Directors, Officers and Employees, Code of Ethics for Chief Executive and Senior Financial Officers, Audit Committee Charter and Compensation Committee Charter on our website under the “Corporate Governance” heading at www.harbingergroupinc.com. These governance documents are also available in print without charge to any stockholder of record that makes a written request to the Company. Inquiries must be directed to our Investor Relations Department at Harbinger Group Inc., 450 Park Avenue, 27th floor, New York, New York 10022.

INFORMATION ABOUT COMMITTEES OF THE BOARD OF DIRECTORS

The Audit Committee and the Compensation Committee are our Board’s only standing committees. In addition, a special committee of our Board functioned in late 2009, throughout 2010, 2011 and 2012 and a Pricing Committee functioned in November 2010 and June 2011.

Audit Committee

The Audit Committee currently is composed of Mr. Thomas Hudgins (Chairman), Mr. Lap Wai Chan and Mr. Robert V. Leffler, Jr. Our Board has determined that Messrs. Hudgins and Chan qualify as “audit committee financial experts,” as defined by Item 407(d)(5)(ii) of Regulation S-K. Our Board has determined that Messrs. Hudgins, Chan and Leffler are independent members of this committee under applicable SEC rules, NYSE Rules and the Company’s Corporate Governance Guidelines. The Audit Committee held 10 meeting during the year ended September 30, 2011. The Audit Committee operates under, and has the responsibility and authority set forth in, the written charter adopted by the Board of Directors, which can be viewed on our website, www.harbingergroupinc.com, under “Corporate Governance.”

Compensation Committee

The Compensation Committee currently is composed of Mr. Robert V. Leffler, Jr. (Chairman), Mr. Lap Wai Chan and Mr. Thomas Hudgins. Our Board has determined that Messrs. Leffler, Chan and Hudgins are independent members of this committee under applicable SEC rules, NYSE Rules and the Company’s Corporate Governance Guidelines. Prior to April 2011, we did not have a compensation committee because of the limited number of our senior executives and our status as a “controlled company” under applicable NYSE Rules. During such time, the entire Board was responsible for determining compensation for our directors and executive officers. During the year ended September 30, 2011, two of our directors, Messrs. Falcone and Jenson (who resigned as a director on June 30, 2011), participated in deliberations concerning executive officer compensation.

In April 2011, our Board formed our Compensation Committee and adopted our Compensation Committee Charter. While our Compensation Committee is composed entirely of independent directors and has a charter addressing the committee’s purpose and responsibilities, we still avail ourselves of the “controlled company” exceptions and are not obligated to comply and may choose to not comply in the future with any of the NYSE Rules regarding the composition and governance of compensation committees. Our Compensation Committee has been delegated the authority to (i) review and recommend to our Board corporate goals and objectives relevant to our executive officer compensation and recommend to our Board the compensation level of our executive officers; (ii) make recommendations to our Board with respect to executive officer compensation and benefits, including incentive-compensation and equity-based plans for executive officers; (iii) review and recommend to the Board any employment agreements or severance or termination arrangements to be made with any of our executive officers; and (iv) review and discuss with management our compensation discussion and analysis disclosure and compensation committee reports in order to comply with our public reporting requirements. The Compensation Committee held 17 meeting during the year ended September 30, 2011. The Compensation Committee operates under, and has the responsibility and authority set forth in, the written charter adopted by the Board of Directors, which can be viewed on our website, www.harbingergroupinc.com, under “Corporate Governance.”

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.

Our Audit Committee consists of Mr. Thomas Hudgins (Chairman), Mr. Lap Wai Chan and Mr. Robert V. Leffler, Jr. The Audit Committee operates under, and has the responsibility and authority set forth in, the written charter adopted by the Board of Directors, which can be viewed on our website, www.harbingergroupinc.com, under “Corporate Governance.”

The Audit Committee Charter adopted by the Board incorporates requirements mandated by Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) and the NYSE listing standards. All members of the Audit Committee are independent as defined by SEC rules and NYSE listing standards. At least one member of the Audit Committee is an “audit committee financial expert” as defined by SEC rules.

Management is responsible for our internal controls and the financial reporting process. Our independent registered public accounting firm, KPMG, is responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards in the United States of America and for auditing the Company’s internal control over financial reporting and issuing their reports thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has reviewed and discussed with management and KPMG the audited financial statements for the fiscal year ended September 30, 2011, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and KPMG’s audit of the Company’s internal control over financial reporting. The Audit Committee has discussed with KPMG the matters that are required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees). In addition, KPMG has provided the Audit Committee with the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and the Audit Committee has discussed with KPMG their firm’s independence. The Audit Committee has concluded that KPMG’s provision of audit and non-audit services to HGI and its affiliates is compatible with KPMG’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the fiscal year ended September 30, 2011 be included in our Annual Report on Form 10-K filed with the SEC for that year. The Audit Committee also recommended to the Board of Directors that KPMG be appointed as our independent registered public accounting firm for Fiscal 2012.

AUDIT COMMITTEE

Mr. Thomas Hudgins (Chairman)

Mr. Lap Wai Chan

Mr. Robert V. Leffler, Jr.

COMPENSATION DISCUSSION AND ANALYSIS

This section provides an overview and analysis of our compensation program and policies, the material compensation decisions made under those programs and policies, and the material factors considered in making those decisions during the nine month period ended September 30, 2011 (“Fiscal 2011”), and the preceding two twelve month fiscal years. Fiscal 2011 for compensation discussion purposes consists of only nine months because of the change to the Company’s fiscal year end from December 31 to September 30 during calendar year 2011. The discussion below is intended to help you understand the detailed information provided in our executive compensation tables and put that information into context within our overall compensation program.

The series of tables following this Compensation Discussion and Analysis provides more detailed information concerning compensation earned or paid in Fiscal 2011 for the Company’s directors, and paid or earned in Fiscal 2011, the twelve month period ended December 31, 2010 (“Fiscal 2010”) and the twelve month period ended December 31, 2009 (“Fiscal 2009”) for the following individuals, each of whom was an executive officer of the Company as of September 30, 2011 (collectively, the “named executive officers”):

•	Philip A. Falcone, our Chairman of the Board and Chief Executive Officer, who was also our President until Mr. Asali was appointed as our Acting President in June 2011;

•

Francis T. McCarron, our Executive Vice President and Chief Financial Officer, who was appointed in December 2009 and ceased to be an employee of the Company effective as of April 30, 2012 (the “McCarron Resignation Date”);

•	Omar M. Asali, our Director since May 2011, Acting President from June 2011 to October 2011 and President effective as of that time; and

•	Richard H. Hagerup, our Interim Chief Accounting Officer since December 2010.

None of our named executive officers were employed by the Company prior to 2009.

Prior to the Harbinger Parties’ acquisition of a controlling interest in the Company in July 2009 (the “2009 Change in Control”), the Company had a Compensation Committee that was responsible for the approval and administration of compensation programs for the Company’s executives. Following the 2009 Change in Control and for a portion of Fiscal 2011, we did not have a Compensation Committee because we had a very limited number of senior executives and, as a “controlled company” under applicable NYSE Rules, we are not required to have a Compensation Committee. Instead, during such time our entire Board was responsible for determining compensation for our directors and executive officers. In April 2011, our Board formed a compensation committee. While our Compensation Committee is composed entirely of independent directors and has a charter addressing the committee’s purpose and responsibilities, we still avail ourselves of the “controlled company” exceptions and are not obligated to comply and may choose to not comply in the future with any of the NYSE Rules regarding the composition and governance of compensation committees.

During Fiscal 2011, the Company only had two named executive officers, Messrs. McCarron and Hagerup, who received compensation from us, which is discussed further under the section “How We Chose Amounts for Each Element of Our Named Executive Officers’ Compensation.” The other two named executive officers, Messrs. Falcone and Asali, did not receive compensation for their services as our Chairman of the Board and Chief Executive Officer, and Acting President, respectively. As discussed further in the section titled “Significant Events after Fiscal 2011,” during Fiscal 2012, we hired additional employees and executives, including Mr. Asali as our President, each of whom receives compensation for their services since the date of their employment. Mr. Falcone continues to not receive any compensation for his service as our Chief Executive Officer and Chairman of Board.

During Fiscal 2011, our Board determined the compensation of our named executive officers after taking into consideration the recommendations of our Chief Executive Officer and our Chief Financial Officer. In approving such compensation, our Board considered a number of factors including, but not limited to, the responsibilities of the position, the executives’ experience and the competitive marketplace for executive talent with a similar skill set. For the past three years we have not relied on any formal benchmarking or set compensation levels by reference to any peer group and our Board did not utilize compensation consultants to determine or recommend the amount or form of executive compensation for Fiscal 2011. However, during July 2011 the Compensation Committee retained Hodak Value Advisors (“Hodak”), a consulting and research firm, in conjunction with Mercer, Inc. (“Mercer”), a global leader for human resources, to jointly review compensation elements, levels of pay and potential programs for short and long term compensation to be implemented for Fiscal 2012, including the grant of equity and equity-based awards. In addition, Hodak and Mercer recommended, and the Compensation Committee and the Board approved, a new director compensation program effective July 2011. For more details see “Director Compensation” below.

Compensation Philosophy and General Objectives

Our compensation philosophy has been, and continues to be, to grant compensation that will attract and retain employees who are able to meaningfully contribute to our success. We will both reward employees for past performance and provide incentive for future achievement. We strive to align the interests of our executive officers with those of our stockholders by providing our executive officers with equity interests in HGI and are mindful of fairness to all stakeholders.

Components of Executive Compensation

During Fiscal 2011, we used base salary and incentive compensation, including bonuses and cash payments based upon achievement of budgetary and other objectives. We have used stock options as a long-term incentive designed to provide reward tied to the price of our Common Stock. Our Board believes that option awards, which provide value to the participants only when our stockholders benefit from stock price appreciation, are an appropriate complement to our overall compensation philosophy and will help align the interests of our executives with those of our stockholders. In addition, our Board believes that going-forward long term incentives, including restricted stock and restricted stock units, provide an important retentive component to our overall compensation program.

We believe that the various components of our executive compensation philosophy, in the aggregate, provide a strong link between compensation and performance. We also believe that such elements align the interests of our employees with our stockholders by creating a strong compensatory incentive to successfully drive our growth and achieve the goals we set for our individual executives and our business.

During Fiscal 2011, the Company only had two named executive officers, Messrs. McCarron and Hagerup, who received compensation from us. Due to the interim nature of his position, Mr. Hagerup received base salary as compensation as well as a discretionary special bonus in Fiscal 2011. The principal elements of compensation for Mr. McCarron for Fiscal 2011, were:

•	base salary;

•	annual bonus potential;

•	a long-term component consisting of a stock option award granted in 2009; and

•	limited perquisites and other benefits.

During Fiscal 2011, Messrs. Falcone, Asali and Hagerup did not participate in our benefit plans. We provided Mr. McCarron with standard medical, dental, vision, disability and life insurance benefits available to employees generally. Our Board generally believes that perquisites should not be a significant component of our compensation philosophy.

How We Chose Amounts for Each Element of Our Named Executive Officers’ Compensation

Base Salary

Mr. McCarron was the first executive officer employed by our Board following the 2009 Change in Control. Mr. McCarron’s compensation package was negotiated in late 2009 by representatives of Harbinger Capital, and was approved by our Board. Mr. McCarron served as our Executive Vice President and Chief Financial Officer as of September 30, 2011 and is a named executive officer in the discussion and tables that follow. As discussed further in the section titled “Significant Events after Fiscal 2011,” Mr. McCarron resigned as our Chief Financial Officer effective as of March 5, 2012 and as an employee as of the McCarron Resignation Date. On February 24, 2012, the Company entered into an employment agreement with Mr. Thomas A. Williams as its Executive Vice President and Chief Financial Officer, effective as of March 5, 2012.

Mr. Hagerup’s compensation was negotiated in December 2010 and June 2011 by Mr. McCarron and approved by our Chief Executive Officer and our Board. Since then his temporary employment arrangement has been extended by the Board on the same terms and conditions as in June 2011.

Bonus

For the last two fiscal years, Mr. McCarron was granted a discretionary cash bonus, based on a number of subjective considerations. Mr. McCarron was entitled, pursuant to his employment agreement, to a minimum annual cash bonus for Fiscal 2010 of $500,000 and in Fiscal 2011 our Board set Mr. McCarron’s Fiscal 2010 cash bonus amount at $1,250,000. For Fiscal 2011, based on the Board’s assessment of Mr. McCarron’s performance our Board set Mr. McCarron’s cash bonus amount at $1,125,000, which represents the maximum bonus of 300% of base salary target, pro-rated for nine months to reflect a change in the Company’s fiscal year.

In December 2011, Mr. Hagerup received a special discretionary bonus of $50,000 for his extensive services performed during Fiscal 2011 on transaction-related projects.

Long Term Incentives

During the last three fiscal years, there has been no set formula for the granting of awards to individual executives or employees. Consistent with our equity incentive plans and past awards, the exercise price of all equity awards granted during the last three fiscal years was equal to the fair market value (closing sale price of our Common Stock) on the date of grant. During the past three fiscal years, Mr. McCarron was the only named executive officer awarded options. When Mr. McCarron was hired in December 2009, he was granted an initial non-qualified option to purchase 125,000 shares of our Common Stock, at an exercise price of $7.01 per share (the “Initial Option”) pursuant to our long-term incentive plan (the “1996 Plan”). The 1996 Plan provides for the granting of restricted stock, stock appreciation rights, stock options and other types of awards to key employees of the Company. All options granted under the 1996 Plan vest ratably over three years beginning on the first anniversary of the date of grant. Unexercised options will expire on varying dates up to a maximum of ten years from the date of grant. Upon the adoption of Harbinger Group Inc. 2011 Omnibus Equity Award Plan (the “2011 Plan”), no new awards were granted under the 1996 Plan and any shares of our Common Stock available for issuance under the 1996 Plan that were not subject to outstanding awards became no longer available for issuance.

Our Board’s decision to award options to Mr. McCarron was discretionary and made in connection with the determination of his initial compensation package. Pursuant to Mr. McCarron’s employment agreement, for years beginning on or after January 1, 2011, he was eligible to receive an additional annual option or similar equity grant having a fair value targeted at between 25% and 50% of his total annual compensation for the immediately preceding year, subject to the sole discretion of our Board (including the discretion to grant awards higher than the targeted amount). In connection with his resignation, Mr. McCarron is no longer entitled to receive any options or equity grants.

The 2011 Plan. On September 15, 2011, our stockholders approved the adoption of the 2011 Plan pursuant to which incentive compensation and performance compensation awards may be provided to employees, directors, officers and consultants of the Company or of its subsidiaries or their respective affiliates. The 2011 Plan authorizes the issuance of up to 17,000,000 shares of Common Stock. A description of the material terms of the 2011 Plan and the text of the 2011 Plan was included in the Company’s Definitive Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on August 15, 2011 (File No. 001-04219). No awards were granted pursuant to the 2011 Plan for Fiscal 2011.

Retirement Benefits

401(k) Plan. We sponsor a 401(k) Retirement Savings Plan (the “401(k) Plan”) in which eligible participants may defer a fixed amount or a percentage of their eligible compensation, subject to limitations. We make discretionary matching contributions of up to 4% of eligible compensation. Mr. McCarron was not eligible to participate in our 401(k) Plan in Fiscal 2009. Our matches under the 401(k) Plan for Mr. McCarron were $9,800 in Fiscal 2011 and $9,800 in Fiscal 2010. Messrs. Falcone, Asali and Hagerup did not participate in our 401(k) Plan in Fiscal 2011.

Risk Review

Our Board has generally reviewed, analyzed and discussed our executive compensation. Our Board does not believe that any aspect of our executive compensation encourages the named executive officers to take unnecessary or excessive risks. For Fiscal 2011, there was no single performance measure for executive compensation and Mr. McCarron’s elements of compensation were balanced among current cash payments, cash bonus potential and an equity award.

Compensation in Connection with Termination of Employment and Change-In-Control

In determining our employees’ compensation packages for Fiscal 2011 and prior years, our Board has recognized that an appropriate incentive in attracting talent is to provide reasonable protection against loss of income in the event the employment relationship terminates without fault of the employee. Thus, compensation practices in connection with termination of employment generally have been designed as our Board deems appropriate to achieve our goal of attracting highly-qualified executive talent. We have provided for termination compensation through individual employment agreements in the form of salary and benefit continuation for a moderate period of time following involuntary termination of an executive officer’s employment. We have also agreed to individual severance arrangements at the time of termination of employment, taking into account the specific facts and circumstances surrounding termination, including other compensation available at such time. We do not provide any “golden parachute” tax gross-ups to any named executive officer.

You can find additional information regarding our practices in providing compensation in connection with termination of employment and change in control to our named executive officers under the headings “Employment Agreements with Named Executive Officers” and “Payments Upon Termination and Change of Control” below.

Impact of Tax Considerations

With respect to taxes, Section 162(m) of the Internal Revenue Code imposes a $1 million limit on the deduction that a company may claim in any tax year with respect to compensation paid to each of its Chief Executive Officer and three other named executive officers (other than a Chief Financial Officer), unless certain conditions are satisfied. Certain types of performance-based compensation are generally exempted from the $1 million limit. Performance-based compensation can include income from stock options, performance-based restricted stock, and certain formula driven compensation that meets the requirements of Section 162(m) (such as the provisions of the 2011 Plan). One of the factors that we may consider in structuring the compensation for our named executive officers is the deductibility of such compensation under Section 162(m), to the extent applicable. However, depending on the circumstances, we may determine to provide for compensation that may not be deductible under Section 162(m).

Advisory Vote on Executive Compensation

The Compensation Committee and our Board considered the stockholder vote regarding the non-binding resolution on executive compensation voted on at our 2011 Annual Meeting. Because a majority of votes cast approved the compensation program described in the Company’s proxy statement for the 2011 Annual Meeting, the Compensation Committee and the Board have continued to apply the same general principles in determining the amounts and types of executive compensation, subject to further development as we expand our roster of executives.

Additionally at the 2011 Annual Meeting, a majority of our stockholders approved, as recommended by our Board, a proposal for our stockholders to be provided with a non-binding advisory vote on compensation of our named executive officers every three years. The Board believed that this frequency is appropriate as a triennial vote would provide the Company with sufficient time to engage with stockholders to understand and respond to the “say-on-pay” vote results. Stockholders who have concerns about executive compensation during the interval between “say-on-pay” votes are encouraged to bring their specific concerns to the attention of our Board. Accordingly, the next stockholder advisory (non-binding) vote on executive compensation will be held at our 2014 Annual Meeting.

Significant Events after Fiscal 2011

In addition to the preceding discussion relating to Fiscal 2011, this section will provide you with a brief review of certain significant events that have occurred since the end of Fiscal 2011. This section will allow our stockholders to consider certain significant developments, and their impact on the Company and our stockholders, that occurred during Fiscal 2012 and which were are not included in the compensation discussion and analysis for Fiscal 2011. This section does not summarize all of the compensation decisions made with respect to Fiscal 2012 regarding our named executive officers for Fiscal 2012. Such decisions and compensation arrangements will be discussed in the proxy statement for our 2013 Annual Meeting.

Certain Employment Matters

On January 9, 2012, the Company entered into an employment agreement with Mr. Asali as its President, effective as of October 1, 2011. The employment agreement has an initial term of one year starting from October 1, 2011. The employment agreement will automatically renew unless either party gives the other written notice of termination at least 90 days prior to the end of the then current term of the employment agreement. In addition to his duties as President of the Company, Mr. Asali will continue to provide certain services to Harbinger Capital affiliated funds during a one-year transition period.

Mr. Asali’s annual base salary will initially be $500,000. In accordance with his employment agreement, on February 14, 2012, Mr. Asali was granted 350,000 shares of restricted stock and nonqualified stock options to purchase 1,000,000 shares of our Common Stock. Mr. Asali’s restricted stock will vest and the restrictions will lapse on the third anniversary of October 1, 2011 and his option awards will vest one-third per year on the first, second and third anniversaries of October 1, 2011. Mr. Asali will also be eligible for an annual bonus comprised of a mix of cash and equity with a target of $2,500,000 (and such actual bonus may be lower or higher based on performance).

On January 9, 2012 and June 13, 2012, several persons employed by Harbinger Capital signed employment agreements with the Company and became employees of the Company effective as of October 1, 2011 and June 1, 2012, respectively. Such persons are no longer employed by Harbinger Capital though they will continue to provide certain services to Harbinger Capital affiliated funds during a one year transition period.

On February 17, 2012, the Company announced that Mr. McCarron was resigning effective as of the McCarron Resignation Date. In connection with such resignation, the Company and Mr. McCarron entered into a Transition Services Agreement, dated February 15, 2012, pursuant to which Mr. McCarron served as our Chief Financial Officer until the Company appointed a new Chief Financial Officer on March 5, 2012. Thereafter, Mr. McCarron provided transition services in his capacity as an Executive Vice President through the Resignation Date. In exchange for Mr. McCarron agreeing to provide the services described above, the Company agreed to pay Mr. McCarron (i) his current base salary and benefits through the Resignation Date, (ii) $500,000 in severance and (iii) up to 12 months of continued COBRA coverage for Mr. McCarron and his spouse and dependents. The foregoing benefits and payments were made to Mr. McCarron following his execution of a general release of claims in favor of HGI and its affiliates.

On February 24, 2012, the Company entered into an employment agreement with Mr. Thomas A. Williams as its Chief Financial Officer and Executive Vice President, effective as of March 5, 2012. The employment agreement has an initial term of one year from March 5, 2012. The employment agreement will automatically renew unless either party gives the other written notice of termination at least 90 days prior to the end of the then current term of the employment agreement.

Mr. Williams’ annual base salary will initially be $500,000. In accordance with his employment agreement, on May 14, 2012, Mr. Williams was granted 50,000 shares of restricted stock and nonqualified stock options to purchase 140,000 shares of our Common Stock. Mr. Williams’ restricted stock will vest and the restrictions will lapse on the third anniversary of March 5, 2012 and the option awards will vest one-third per year on the first, second and third anniversaries of March 5, 2012. Mr. Williams will also be eligible for an annual bonus comprised of a mix of cash and equity with a target of $1,000,000 (and such actual bonus may be lower or higher based on performance).

If during the term of the employment agreements, the Company terminates Messrs. Asali’s or Williams’ employment without “Cause” or either executive terminates his employment for “Good Reason” (each as defined in the respective employment agreement), including upon a Company initiated nonrenewal of the term so long as the executive provides services through the end of the then current term and separates thereafter, subject to receiving a signed separation agreement and general release of claims from the executive, the Company shall pay or provide such executive with (i) his base salary for twelve months in continuing installments, (ii) the Initial Equity Grant shall vest on a pro-rata basis based on the length of time elapsed (calculated as if the executive worked through the end of the term), (iii) payment of any non-deferred portion of the annual bonus for the prior year which was earned but unpaid, (iv) payment of 50% of the unpaid deferred cash portion, if any, and vesting of 50% of the unvested equity portion, if any, of annual bonuses awarded for years prior to the year of termination, (v) eligibility for an annual bonus for the year of termination determined in accordance with the employment agreement, provided that (A) the cash portion of such bonus shall be paid and the equity portion of such bonus shall be granted on the same terms and at the same time as such grants are made to other senior executives of the Company, (B) the executive shall only be entitled to 50% of any deferred cash component of such annual bonus with such payment to be made within 74 days following the end of the Company’s fiscal year and (C) only 50% of the equity portion of such annual bonus will be granted and such equity grant will be fully vested on the date of grant, and (vi) continued medical and dental benefits for a 12 month period, subject to the executive’s payment for the cost of such benefits as if he remained an active employee. In addition, the Company shall pay the executive any accrued but unpaid base salary and vacation time and any properly incurred but unreimbursed business expenses.

In addition, pursuant to the terms of their employment agreements, Messrs. Asali and Williams are also subject to certain non-competition restrictions for six months post termination of employment and certain non-solicitation restrictions for 18 months post termination of employment, as well as perpetual confidentiality provisions. Messrs. Asali and Williams are subject to a perpetual non-disparagement covenant and subject to their signing a release, the non-disparagement covenant will be mutual.

The employment agreements described above were approved by the Board following their approval and recommendation by the Compensation Committee, who were advised by the Company’s compensation consultants. We may enter into other compensation arrangements (such as salary, bonus and retention arrangements, if any) with existing and future officers and employees depending on the circumstances and relevant factors.

2012 Bonus Arrangements

In December 2011, the Compensation Committee and the Board approved and adopted a new bonus plan for Fiscal 2012 (the “2012 Bonus Plan”). The 2012 Bonus Plan was designed with significant input from our compensation consultants, Hodak and Mercer, and Hodak modeled various possible scenarios based on the 2012 Bonus Plan.

The 2012 Bonus Plan provides for annual performance-based bonuses based on the achievement of personal performance goals, and on performance measured in terms of the change in the value of HGI’s net assets (“Compensation NAV”). For Fiscal 2012, the Compensation NAV-related bonus pool will be funded by 12 percent of Compensation NAV growth during Fiscal 2012. Bonus payouts will be made partly in cash, restricted stock and stock options, and may be subject to automatic deferrals depending on the amount of the bonuses received.

As of June 15, 2012, there were nine participants in the 2012 Bonus Plan, including Omar Asali, David Maura and Thomas Williams. The maximum bonus payment to any individual under the 2012 Bonus Plan with respect to any year is $20,000,000, but the Company expects to pay less than such amount to any one individual. The 2012 Bonus Plan is structured to meet the requirements of Section 162(m). One of the factors that our Compensation Committee and our Board may consider making bonus payments for fiscal 2012 is whether such compensation is deductible under Section 162(m), to the extent applicable. However, depending on the circumstances, we may determine to provide for compensation under the 2012 Bonus Plan or other compensation arrangements that are not be deductible under Section 162(m). We may also enter into other compensation arrangements (such as salary, bonus and retention arrangements, if any) with existing and future officers and employees depending on the circumstances and relevant factors.

COMPENSATION AND BENEFITS

Summary Compensation Table

The following table discloses compensation for the nine-month period of Fiscal 2011 and the twelve month periods of Fiscal 2010 and Fiscal 2009 received by (i) Philip A. Falcone, our Chairman of the Board, Chief Executive Officer and former President, (ii) Francis T. McCarron, who was appointed in December 2009 as our Executive Vice President and Chief Financial Officer and who ceased to be an employee of the Company effective as of the McCarron Resignation Date, (iii) Omar M. Asali, our Director since May 2011, Acting President from June 2011 until becoming President in January 2011 effective as of October 2011, and (iv) Richard H. Hagerup, our Interim Chief Accounting Officer since December 2010, each of whom was a “named executive officer” as of September 30, 2011. None of our named executive officers were employed by the Company prior to 2009. We changed our fiscal year end from December 31 to September 30 during calendar year 2011.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Option Awards ($)		All Other Compensation ($)		Total ($)
Philip A. Falcone,	2011	—		—		—		—		—
Chairman of the Board, Chief	2010	—		—		—		—		—
Executive Officer and former	2009	—		—		—		—		—
President(1)
Francis T. McCarron,	2011	375,000	(2)	1,125,000	(3)	—		9,800	(4)	1,509,800
Executive Vice President and	2010	500,000		1,250,000	(3)	—		9,800	(4)	1,759,800
Chief Financial Officer	2009	15,070		—		329,361	(5)	—		344,431
Omar M. Asali,	2011	—		—		—		—		—
Director and Acting	2010	—		—		—		—		—
President(1)	2009	—		—		—		—		—
Richard H. Hagerup,	2011	180,000	(6)	50,000	(7)	—		—		230,000
Interim Chief Accounting	2010	20,440	(6)	—		—		—		20,440
Officer	2009	—		—		—		—		—

(1)	During the periods presented, Messrs. Falcone and Asali were employees of Harbinger Capital and did not directly receive any compensation from us for their services to us. For more information see the section titled “Related Person Transactions—Services Arrangements” and “Significant Events after Fiscal 2011.”

(2)	This represents an annual base salary of $500,000 of which $375,000 was paid for Fiscal 2011.

(3)	Pursuant to Mr. McCarron’s employment agreement, he was guaranteed a minimum bonus amount for Fiscal 2010 of $500,000 and in Fiscal 2011, our Board set Mr. McCarron’s Fiscal 2010 cash bonus amount at $1,250,000. For Fiscal 2011, our Board set Mr. McCarron’s cash bonus amount at $1,125,000, which represents a 300% of base salary target, pro-rated for nine months to reflect a change in the Company’s fiscal year.

(4)	Amounts represent HGI’s matching contribution under HGI’s 401(k) Plan.

(5)	In Fiscal 2009, stock options were granted with a grant date fair value of $2.63 with the following assumptions used in the determination of fair value using the Black-Scholes option pricing model: expected option term of six years, volatility of 32.6%, risk-free interest rate of 3.1% and no assumed dividend yield. No stock options were granted in Fiscal 2010 or Fiscal 2011.

(6)	This represents an annual base salary of $240,000 of which $180,000 was paid for Fiscal 2011 and $20,440 was paid for Fiscal 2010. This does not include $189,090 of consulting fees paid to Mr. Hagerup as the Contract Controller during Fiscal 2010.

(7)	Mr. Hagerup was paid a discretionary bonus of $50,000 for Fiscal 2011.

Employment Agreements with Named Executive Officers

Our named executive officers are or were each employees at will and only Messrs. McCarron and Hagerup were party to an employment agreement with us during Fiscal 2011. For a description of certain employment arrangements the Company entered into following to Fiscal 2011, see “Significant Events after Fiscal 2011” above. We are also party to indemnification agreements with each of our named executive officers.

Employment Agreement with Francis T. McCarron

Pursuant to his employment agreement, dated as of December 24, 2009, Mr. McCarron’s annual base salary was $500,000 and, beginning January 1, 2010, he was eligible to earn an annual cash bonus targeted at 300% of his base salary upon the attainment of certain reasonable performance objectives to be set by, and in the sole discretion of, our Board or the Compensation Committee, in consultation with Mr. McCarron. For Fiscal 2010, Mr. McCarron was guaranteed a minimum annual bonus of $500,000. In Fiscal 2011, our Board set Mr. McCarron’s Fiscal 2010 cash bonus amount at $1,250,000. For Fiscal 2011, our Board set Mr. McCarron’s cash bonus amount at $1,125,000, which represents a 300% of base salary target, pro-rated for nine months to reflect a change in the Company’s fiscal year.

Pursuant to his employment agreement, Mr. McCarron was granted an Initial Option to purchase 125,000 shares of our Common Stock pursuant to the 1996 Plan. The Initial Option would have vested in three substantially equal annual installments, subject to Mr. McCarron’s continued employment on each annual vesting date, and had an exercise price equal to the fair market value of a share of Common Stock on the date of grant ($7.01). For the years beginning on or after January 1, 2011, Mr. McCarron would have been eligible to receive an additional annual option or similar equity grant having a fair value targeted at between 25% and 50% of Mr. McCarron’s total annual compensation for the immediately preceding year, subject to the sole discretion of our Board (including the discretion to grant awards higher than the targeted amount). In connection with his resignation, Mr. McCarron is no longer entitled to receive any options or equity grants.

Temporary Employment Agreements with Richard H. Hagerup

During Fiscal 2011, we were party to two temporary employment agreements with Mr. Hagerup, effective from December 2010 to June 2011, and June 2011 to December 2011, respectively. Pursuant to each agreement, Mr. Hagerup was employed as Interim Chief Accounting Officer, solely entitled to bi-weekly salary of $9,231. As a temporary employee, Mr. Hagerup was not eligible to participate in any of our benefits plans. Mr. Hagerup received a discretionary bonus of $50,000 in respect of Fiscal 2011.

In the event of a change of control of the Company or Mr. Hagerup’s employment is terminated, Mr. Hagerup is not entitled to any severance except that, if Mr. Hagerup’s employment is terminated by the Company upon less than 30 days advance notice, then he will be provided with salary continuation during such thirty (30) day period.

For payments made to Mr. McCarron on termination of his employment, see the below section entitled “Payments Upon Termination and Change of Control — Termination Payments Payable to Francis T. McCarron.”

Grants of Plan-Based Awards

We did not grant any plan-based awards to our named executive officers for Fiscal 2011.

Outstanding Equity Awards as of September 30, 2011

Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)(1)	Option Expiration Date
Philip A. Falcone	—		—		—	—
Francis T. McCarron	41,666	(2)	83,334	(3)	7.01	December 24, 2019
Omar M. Asali	—		—		—	—
Richard H. Hagerup	—		—		—	—

(1)	The exercise price of all equity awards is equal to the fair market value (closing sale price of our Common Stock) on the date of grant.

(2)	On December 24, 2010, Mr. McCarron’s options for 41,666 shares of Common Stock became exercisable.

(3)	On December 24, 2011, Mr. McCarron’s options for 41,667 shares of Common Stock became exercisable. The remaining options for 41,666 shares of Common Stock, which would have vested on December 24, 2012, were forfeited in connection with Mr. McCarron’s resignation of employment.

Option Exercises and Stock Vested

No named executive officers exercised stock options during Fiscal 2011. Additionally, there are no stock awards outstanding for our named executive officers for Fiscal 2011.

Pension Benefits

For Fiscal 2011, the Company did not maintain any pension plan for the benefit of our named executive officers.

Nonqualified Deferred Compensation

The Company did not provide any named executive officers with nonqualified defined contribution or other deferred compensation plans during Fiscal 2011.

Payments Upon Termination and Change of Control

During Fiscal 2011, our only named executive officers that were entitled to payment in the event of their termination or a change of control of the Company were Mr. McCarron and Mr. Hagerup. In the event that Mr. Hagerup’s employment is terminated, he is not entitled to severance upon such termination other than the payments described under “Employment Agreements with Named Executive Officers — Temporary Employment Agreements with Richard H. Hagerup.”

The payments that Mr. McCarron would have been entitled to under his employment agreement upon a change of control of the Company or his termination in Fiscal 2011 are discussed below. However, as discussed further in the section titled “Significant Events after Fiscal 2011,” Mr. McCarron resigned as our Chief Financial Officer effective as of March 5, 2012 and as an employee effective as of the McCarron Resignation Date.

Termination Payments Payable to Francis T. McCarron

Pursuant to his employment agreement, if Mr. McCarron’s employment had been terminated for any reason, he was entitled to his salary through his final date of active employment plus any accrued but unused vacation pay. He was also entitled to any benefits mandated under COBRA or required under the terms of HGI’s plans described above.

Upon termination of Mr. McCarron’s employment without “Cause” (as defined in his employment agreement) or if Mr. McCarron terminated his employment for “Good Reason” (as defined below), Mr. McCarron would have been entitled to the continuation of his base salary for three months following such termination and full vesting of the Initial Option. The Company would have been able to choose not to pay such severance amount if it waived Mr. McCarron’s post-employment restrictive covenant obligations.

Mr. McCarron’s employment agreement conditioned his entitlement to these payments on his execution of an agreement acceptable to us that (a) waived any rights Mr. McCarron would have otherwise had against us, (b) released us from actions, suits, claims, proceedings and demands related to the period of employment and/or the termination of employment, and (c) contained certain other obligations that would have been determined at the time of the termination; provided, however, that any such waiver and release would not require that Mr. McCarron waive or release his rights (w) arising under, or preserved by, his employment agreement, (x) to continued coverage under our directors and officers insurance policies, (y) to indemnification pursuant to Mr. McCarron’s indemnification agreement, or (z) as a stockholder of the Company. Mr. McCarron would have been required to sign and tender the release as described above not later than 60 days following his last day of employment and, if he failed or refused to do so, he would have forfeited the right to such termination compensation as would otherwise be due and payable.

“Good Reason” was defined in Mr. McCarron’s employment agreement as the occurrence of any of the following events without either Mr. McCarron’s express prior written consent or full cure by us within 30 days: (i) any material diminution in Mr. McCarron’s title, responsibilities or authorities; (ii) the assignment to him of duties that are materially inconsistent with his duties as the principal financial officer of HGI; (iii) any change in the reporting structure so that he reports to any person or entity other than Chief Executive Officer and/or the Board; (iv) the relocation of Mr. McCarron’s principal office, or principal place of employment, to a location that is outside the borough of Manhattan, New York; (v) a breach by HGI of any material terms of Mr. McCarron’s employment agreement; or (vi) any failure of HGI to obtain the assumption (in writing or by operation of law) of our obligations under his employment agreement by any successor to all or substantially all of our business or assets upon consummation of any merger, consolidation, sale, liquidation, dissolution or similar transaction.

Summary Table of Termination Payments Payable to Mr. McCarron

The following table sets forth amounts of compensation that would have been paid to Mr. McCarron if his employment was terminated without Cause or for Good Reason. The amounts shown assume that such termination was effective as of September 30, 2011.

Name	Severance Payments ($)		Non-qualified Defined Contribution Plan ($)	Pension Benefit ($)	Health Welfare and Life Insurance Benefits ($)	Executive Level Outplacement Service ($)	Total ($)
Francis T. McCarron	125,000	(1)	—	—	—	—	125,000

(1)	Mr. McCarron’s employment agreement stated that he would be entitled to the continuation of his base salary for three months following such termination ($125,000). Mr. McCarron would have also been entitled to full vesting of the Initial Option, of which 41,666 shares of Common Stock, which would have otherwise vested on December 24, 2012.

As discussed further in the section titled “Significant Events after Fiscal 2011,” Mr. McCarron resigned as our Chief Financial Officer effective as of March 5, 2012 and as an employee effective as of the McCarron Resignation Date, and in connection therewith received (i) his current base salary and benefits through the McCarron Resignation Date, (ii) $500,000 in severance and (iii) 12 months of continued COBRA coverage for himself, and his spouse and dependents. Mr. McCarron did not receive any other bonus for Fiscal 2012 and the severance and COBRA payments. The foregoing benefits and payments were made to Mr. McCarron following his execution of a general release of claims in favor of HGI and its affiliates.

Director Compensation

In Fiscal 2011, those of our directors who were also employees of HGI or of Harbinger Capital (or an affiliate) did not receive any compensation for their services as directors. During Fiscal 2011, Messrs. Falcone, Hladek, Maura and Asali and Ms. Roger were employees of Harbinger Capital (or an affiliate) and did not receive any compensation for their services as directors. Mr. Jenson, a former HGI director and officer and a former employee of Harbinger Capital (or an affiliate), did not receive any compensation for his services as an HGI director or officer during Fiscal 2011. Mr. Clark, a former HGI director, did not receive any compensation for his services as an HGI director while he was an employee of Harbinger Capital during Fiscal 2011. Following the termination of his employment with Harbinger Capital, Mr. Clark received compensation for serving as an HGI director until he resigned from such position in May 2011.

From September 30, 2010 until July 1, 2011, directors who were not employees of HGI or of Harbinger Capital (or an affiliate) were paid an annual retainer of $35,000 (on a quarterly basis), plus $1,000 per meeting for each standing committee of our Board on which a director served or $2,000 per meeting for each standing committee of our Board of which a director was a Chairperson. In addition Mr. Chan, as Chairman of a special committee, was paid $25,000 per calendar month during which such special committee was in existence and a fee of $1,500 per meeting, while Messrs. Hudgins and Leffler were paid $10,000 per calendar month during which the special committee was in existence, and a fee of $1,500 per meeting.

The Compensation Committee recommended and the Board approved a new director compensation program effective as of July 2011. As of July 1, 2011, directors who were not employees of HGI or of Harbinger Capital (or an affiliate) were paid an annual retainer of $80,000 (on a quarterly basis). Directors are also granted an annual equity award of $80,000. During Fiscal 2012 equity awards of restricted stock or restricted stock units were granted to the non-employee directors for services in Fiscal 2011 and Fiscal 2012, which will vest in June and November 2012, respectively, and which will become transferable one year after termination of service as a director of the Company.

Also under the new program, the Chairman of the special, audit and compensation committees were paid an additional annual retainer of $30,000, $26,000, and $15,000, respectively, while members of the special, audit and compensation committees were paid $20,000, $15,000 and $6,000, respectively, in quarterly installments. In addition, if a director that is not an employee of HGI or Harbinger Capital (or an affiliate) attends in excess of 20 committee meetings of our Board in one fiscal year, then such director will receive $1,500 for each meeting in excess of 20 that such director attends. Messrs. Chan, Hudgins and Leffler serve on each committee. As stated above, Mr. Chan is the Chairman of the special committee, while Messrs. Hudgins and Leffler are Chairmen of the audit and compensation committees, respectively.

Director Compensation Table

The following table shows for Fiscal 2011 certain information with respect to the compensation of the directors of HGI, excluding Philip A. Falcone and Omar M. Asali whose compensation is disclosed above in the section entitled “Summary Compensation Table.”

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Total ($)
Lap W. Chan	224,927	19,957	—	—	244,884
Lawrence M. Clark, Jr.(1)	8,750	—	—	—	8,750
Keith M. Hladek	—	—	—	—	—
Thomas Hudgins(2)	147,371	19,957	—	—	167,328
Peter A. Jenson(3)	—	—	—	—	—
Robert V. Leffler	150,871	19,957	—	—	170,828
David Maura	—	—	—	—	—
Robin Roger	—	—	—	—	—

(1)	Mr. Clark did not receive any compensation for his services as an HGI director while he was an employee of Harbinger Capital during Fiscal 2011. Following the termination of his employment with Harbinger Capital, Mr. Clark received compensation for serving as an HGI director until he resigned from such position in May 12, 2011.

(2)	Mr. Hudgins was granted $19,957 of restricted stock units which vest in June 2012.

(3)	Mr. Jenson resigned from our Board on June 30, 2011 and did not receive any compensation during Fiscal 2011.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides information with respect to our equity compensation plans under which our equity securities were authorized for issuance as of September 30, 2011.

Equity Compensation Plan Information for Fiscal 2011

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (in thousands) (a)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (in thousands) (c)
Equity compensation plans approved by security holders(1)	143	$6.77	17,000
Equity compensation plans not approved by security holders	—	—	—

Total	143	$6.77	17,000

(1)	Refers to the 1996 Plan and the 2011 Plan. As stated in the section entitled “Long Term Incentive,” on September 15, 2011, our stockholders approved the adoption of the 2011 Plan which authorizes the issuance of up to 17,000,000 shares of our Common Stock. Following the adoption of the 2011 Plan, no new awards were granted under the 1996 Plan and any shares of our Common Stock available for issuance under the 1996 Plan that were not subject to outstanding awards became no longer available for issuance. No awards were granted pursuant to the 2011 Plan for Fiscal 2011.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

As disclosed elsewhere herein, prior to April 2011, we did not have a compensation committee because of the limited number of our senior executives and our status as a “controlled company” under applicable NYSE Rules. During such time, the entire Board was responsible for determining compensation for our directors and executive officers. In April 2011, our Board formed our Compensation Committee and adopted our Compensation Committee Charter. During Fiscal 2011, two of our directors, Messrs. Falcone and Jenson (who resigned as a director on June 30, 2011), participated in deliberations concerning executive officer compensation. However, neither Mr. Falcone nor Mr. Jenson received any direct compensation for their services as officers or directors of HGI.

During Fiscal 2011, Mr. Falcone served as a director and executive officer of our subsidiary, Zap.Com, Messrs. Jenson, Asali and Hladek served as directors of Zap.Com, and Messrs. McCarron and Hagerup served as executive officers of Zap.Com. Mr. Maura, one of our directors and executive officers, is also a director and member of the compensation committee of Spectrum Brands. Certain of our directors and executive officers who are currently or were formerly employed by Harbinger Capital may serve as directors or executive officers of other entities affiliated with Harbinger Capital from time to time.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.

Our Compensation Committee consists of Mr. Robert V. Leffler, Jr. (Chairman), Mr. Lap Wai Chan and Mr. Thomas Hudgins. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with the management. Based on that review and discussion, the Compensation Committee believes that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Robert V. Leffler, Jr. (Chairman)

Lap W. Chan

Thomas M. Hudgins

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below shows the number of shares of our Common Stock beneficially owned as of June 15, 2012 by:

•	each named executive officer,

•	each director,

•	each person known to us to beneficially own more than 5% of our outstanding Common Stock (the “5% stockholders”), and

•	all directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. Determinations as to the identity of 5% stockholders and the number of shares of our Common Stock beneficially owned, including shares of our Common Stock which may be acquired by them within 60 days, is based upon filings with the SEC as indicated in the footnotes to the table below. Except as otherwise indicated, we believe, based on the information furnished or otherwise available to us, that each person or entity named in the table has sole voting and investment power with respect to all shares of our Common Stock shown as beneficially owned by them, subject to applicable community property laws.

Included in the computation of the number of shares of our Common Stock outstanding and beneficially owned by a person and the percentage ownership of that person in the table below are shares of our Common Stock that are subject to options held by that person that are currently exercisable or exercisable within 60 days of June 15, 2012 and the shares of our Common Stock that may be acquired upon the conversion of our Preferred Stock. These shares of our Common Stock are not, however, deemed outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o Harbinger Group Inc., 450 Park Avenue, 27th floor, New York, New York 10022.

Name and Address	Beneficial Ownership(1)	Percent of Class(1)
5% Stockholders at June 15, 2012
Harbinger Capital Partners Master Fund I, Ltd.(2)	95,932,068	50.9%
Harbinger Capital Partners Special Situations Fund, L.P.(3)	21,493,161	11.4%
Global Opportunities Breakaway Ltd.(4)	12,434,660	6.6%
CF Turul Group(5)	18,841,100	9.9%

Our Directors and Executive Officers Serving at June 15, 2012
Omar M. Asali (6)	350,000	*
Lap W. Chan	21,645	*
Philip A. Falcone(7)	129,859,889	68.9%
Richard H. Hagerup	—	*
Keith M. Hladek(8)	—	*
Thomas Hudgins (9)	—	*
Robert V. Leffler, Jr.	24,171	*
David Maura (10)	250,000	*
Thomas A. Williams (11)	50,000	*
Robin Roger(8)	—	*
All current directors and executive officers as a group (10 persons)	130,555,705	68.9%

*	Indicates less than 1% of our outstanding Common Stock.
(1)	On a fully diluted basis after giving effect to the conversion of the outstanding Preferred Stock and the limitation on voting by CF Turul Group described in note 5 below.

(2)	Based solely on a Schedule 13D, Amendment No. 11, filed with the SEC on June 18, 2012, the Master Fund is the beneficial owner of 95,932,068 shares of our Common Stock, which may also be deemed to be beneficially owned by Harbinger Capital, the investment manager of Master Fund; Harbinger Holdings, LLC (“Harbinger Holdings”), the managing member of Harbinger Capital, and Mr. Falcone, the managing member of Harbinger Holdings and the portfolio manager of the Master Fund. The address of the Master Fund is c/o International Fund Services (Ireland) Limited, 78 Sir John Rogerson’s Quay, Dublin 2, Ireland. The Master Fund has reported in its Schedule 13D, as amended, that all of the shares of our Common Stock held by the Master Fund are pledged, together with securities of other issuers, to secure certain portfolio financing for the Master Fund.
(3)	Based solely on a Schedule 13D, Amendment No. 11, filed with the SEC on June 18, 2012, the Special Situations Fund is the beneficial owner of 21,493,161 shares of our Common Stock, which may be deemed to be beneficially owned by Harbinger Capital Partners Special Situations GP, LLC (“HCPSS”), the general partner of the Special Situations Fund, Harbinger Holdings, the managing member of HCPSS, and Mr. Falcone, the managing member of Harbinger Holdings and the portfolio manager of the Special Situations Fund. The address of the Special Situations Fund is 450 Park Avenue, 30th floor, New York, New York, 10022.
(4)	Based solely on a Schedule 13D, Amendment No. 11, filed with the SEC on June 18, 2012, the Global Fund is the beneficial holder of 12,434,660 shares of our Common Stock, which may be deemed to be beneficially owned by Harbinger Capital Partners II LP (“HCP II”), the investment manager of the Global Fund; Harbinger Capital Partners II GP LLC (“HCP II GP”), the general partner of HCP II, and Mr. Falcone, the managing member of HCP II GP and the portfolio manager of the Global Fund. The address of the Global Fund is c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, Cayman Islands KY1-1104.
(5)	Based solely on a Schedule 13D, Amendment No. 1, filed with the SEC on August 12, 2011, CF Turul may be deemed to be the beneficial holder of 31,538,462 shares of our Common Stock upon conversion of its preferred stock. The preferred stock is entitled to vote with our shares of Common Stock on an as-converted basis on all matters submitted to a vote of Common Stock. Prior to receipt of certain regulatory approvals, the preferred stock held by CF Turul LLC may be voted up to only 9.9% of our Common Stock (18,841,100 shares of Common Stock, as of June 15, 2012). As described in the Schedule 13D filed with SEC on August 5, 2011, each of Fortress Credit Opportunities Advisors LLC, FIG LLC, Hybrid GP Holdings LLC, Fortress Operating Entity I LP, FIG Corp., Fortress Investment Group LLC, Mr. Peter L. Briger, Jr., and Mr. Constantine M. Dakolias (collectively, the “CF Turul Group”) may also be deemed to be the beneficial holder of our shares of Common Stock beneficially owned by CF Turul, assuming the effectiveness of a joint investment committee agreement. The business address of CF Turul is c/o Fortress Investment Group LLC, 1345 Avenue of the Americas, 46th Floor, New York, New York 10105.
(6)	Includes 350,000 shares of Common Stock and does not include 1,000,000 shares subject to unvested options.
(7)	Based solely on a Schedule 13D, Amendment No. 11, filed with the SEC on June 18, 2012, Mr. Falcone, the managing member of Harbinger Holdings and HCP II GP and portfolio manager of each of the Master Fund, the Special Situations Fund and the Global Fund, may be deemed to indirectly beneficially own 129,859,889 shares of our Common Stock, constituting approximately 68.9% of our outstanding Common Stock after giving effect to the conversion of the outstanding preferred stock and the limitation on voting by CF Turul Group described in note 5 above. Mr. Falcone has shared voting and dispositive power over all such shares. The Master Fund has reported in its Schedule 13D, as amended, that all of the shares of our Common Stock held by the Master Fund are pledged, together with securities of other issuers, to secure certain portfolio financing for the Master Fund. Mr. Falcone disclaims beneficial ownership of the shares reported in the Schedule 13D, except with respect to his pecuniary interest therein. Mr. Falcone’s address is c/o Harbinger Holdings, LLC, 450 Park Avenue, 30th floor, New York, New York, 10022.
(8)	The address of such beneficial owner is c/o Harbinger Capital Partners LLC, 450 Park Avenue, 30th floor, New York, New York 10022.
(9)

Does not include 4,329 Restricted Stock Units, which vest on June 30, 2012, but which shall be delivered one year after the date Mr. Hudgins ceases to provide services as a director. Also does not include 17,316

Restricted Stock Units that vest on November 28, 2012 which shall be delivered one year after the date Mr. Hudgins ceases to provide services as a director.
(10)	Includes 250,000 shares of Common Stock and does not include 710,000 shares subject to unvested options.
(11)	Includes 50,000 shares of Common Stock and does not include 140,000 shares subject to unvested options.

Changes in Control

To the knowledge of the Company, other than the pledge by the Master Fund described in notes 2 and 7 to the table above, there are no arrangements, including any pledge by any person of securities of the Company or any of its parents, the operation of which may at a subsequent date result in a change of control of the Company, other than ordinary default provisions that may be contained in our Charter or Bylaws, or trust indentures or other governing instruments relating to the securities of the Company.

RELATED PERSON TRANSACTIONS

Our Board has adopted a Statement of Policy with Respect to Related Party Transactions (the “Related Party Transactions Policy”). A “Related Party Transaction” is defined in the Related Party Transactions Policy as any financial transaction or any series of similar transactions in which we are a participant and in which a related person (i.e., a director, officer, beneficial owner of more than 5% of any class of our capital stock or a family member or controlling or controlled entity of the foregoing persons) has a direct or indirect interest, other than: (i) our payment of compensation to a related person for the related person’s service in the capacity that give rise to the person’s status as a “related person”; (ii) transactions available to all of our employees or all of our stockholders on the same terms; and (iii) transactions which, when aggregated with the amount of all other transactions between us and the related person, involve in a fiscal year the lesser of (a) $100,000 or (b) 1% of the average of our total assets at year-end for the last two completed fiscal years. Pursuant to the Related Party Transaction Policy, the Related Party Transaction proposed to be entered into must be reported to our Board for review. In reviewing and determining whether to approve a proposed Related Party Transaction presented to our Board, the disinterested members of our Board will analyze such factors as they deem appropriate. We may only enter into a Related Party Transaction upon approval by our Board. Our Board may delegate its authority to review and approve Related Party Transactions to the Audit Committee, a special committee or other committee of our Board.

Services Arrangements

Effective March 1, 2010, we entered into a Management and Advisory Services Agreement (the “Management Agreement”) with Harbinger Capital, pursuant to which Harbinger Capital has agreed to provide us with advisory and consulting services, particularly with regard to identifying and evaluating investment opportunities. Harbinger Capital is an affiliate of the Harbinger Parties, which collectively hold a majority of our outstanding shares of Common Stock. We have agreed to reimburse Harbinger Capital for (i) its out-of-pocket expenses and its fully-loaded cost (based on budgeted compensation and overhead) of services provided by its legal and accounting personnel (but excluding such services as are incidental and ordinary course activities) and (ii) upon our completion of any transaction, Harbinger Capital’s out-of-pocket expenses and its fully-loaded cost (based on budgeted compensation and overhead) of services provided by its legal and accounting personnel (but not its investment banking personnel) relating to such transaction, to the extent not previously reimbursed by us. Requests by Harbinger Capital for reimbursement are subject to review by our Audit Committee, after review by our management. The Management Agreement has a three-year term, with automatic one-year extensions unless terminated by either party with 90 days’ notice. For Fiscal 2011, no amounts were paid pursuant to the Management Agreement.

Independent of the Management Agreement, the Company reimbursed Harbinger Capital $1,500,000 for its out-of-pocket expenses and the cost of certain services performed by legal and accounting personnel of

Harbinger Capital during Fiscal 2011. The Company believes the amount of the reimbursement is reasonable; however, it does not necessarily represent the costs that would have been incurred by the Company on a stand-alone basis. This reimbursement was approved by a special committee of the Board, represented by independent counsel, consisting solely of directors who were determined by the Board to be independent under the NYSE Rules.

Harbinger Capital continues to provide the Company with certain advisory and consulting services and also office space for certain of the Company’s employees and officers. The Company expects to reimburse Harbinger Capital for its out-of-pocket expenses and the cost of advisory and consulting services and office space provided to Company by Harbinger Capital. On January 9, 2012 and on June 13, 2012, the Company hired certain former personnel of Harbinger Capital effective as of October 1, 2011 and June 1, 2012, respectively. The Company expects to reimburse Harbinger Capital for employment and other costs associated with the above employees to the extent their services related to the Company from October 1, 2011 to the January 9, 2012 and June 1, 2012 to June 13, 2012, respectively.

Spectrum Brands Acquisition

On September 10, 2010, we entered into a Contribution and Exchange Agreement (as amended, the “Exchange Agreement”) with the Harbinger Parties, pursuant to which the Harbinger Parties agreed to contribute a majority interest in Spectrum Brands to us in exchange for 4.32 shares of our Common Stock for each share of Spectrum Brands Common Stock contributed to us (the “Spectrum Brands Acquisition”). The exchange ratio of 4.32 to 1.00 was based on the respective volume weighted average trading prices of our Common Stock ($6.33) and Spectrum Brands Common Stock ($27.36) on the NYSE for the 30 trading days from and including July 2, 2010 to and including August 13, 2010, the day we received the Harbinger Parties’ proposal for the Spectrum Brands Acquisition. The Exchange Agreement and the transactions and agreement contemplated thereby, including the Stockholder Agreement and Registration Rights Agreement with Spectrum Brands (discussed further below) and the HGI Registration Rights Agreement (as defined below), were approved by the Board upon a determination by a special committee comprised of independent directors of the Board as determined under the NYSE Rules, that it was in the best interests of the Company and its stockholders (other than the Harbinger Parties and their affiliates) to enter into such agreements and proceed with the transactions and agreements contemplated thereby.

On September 10, 2010, the Harbinger Parties, who held a majority of our outstanding Common Stock on that date, approved the issuance of our Common Stock pursuant to the Exchange Agreement by written consent in lieu of a meeting pursuant to Section 228 of the General Corporation Law of the State of Delaware.

On January 7, 2011, the Spectrum Brands Acquisition was consummated and we issued an aggregate of 119,909,829 shares of our Common Stock to the Harbinger Parties in exchange for an aggregate of 27,756,905 shares of Spectrum Brands Common Stock, or approximately 54.5% of the then outstanding Spectrum Brands Common Stock, as contemplated by the Exchange Agreement. In connection with the consummation of the Spectrum Brands Acquisition, we also became party to the existing Stockholder Agreement, dated as of February 9, 2010, by and among the Harbinger Parties and Spectrum Brands and the existing Registration Rights Agreement, dated as of February 9, 2010, by and among the Harbinger Parties, Spectrum Brands, and certain other stockholders.

HGI Registration Rights Agreement

In connection with the Spectrum Brands Acquisition, HGI and the Harbinger Parties entered into a registration rights agreement, dated as of September 10, 2010, (the “HGI Registration Rights Agreement”)

pursuant to which, after the consummation of the Spectrum Brands Acquisition, the Harbinger Parties have, among other things and subject to the terms and conditions set forth therein, certain demand and so-called “piggy back” registration rights with respect to (i) any and all shares of our Common Stock owned after the date of the Registration Rights Agreement by the Harbinger Parties and their permitted transferees (irrespective of when acquired) and any shares of our Common Stock issuable or issued upon exercise, conversion or exchange of our other securities owned by the Harbinger Parties, and (ii) any of our securities issued in respect of the shares of our Common Stock issued or issuable to any of the Harbinger Parties with respect to the securities described in clause (i) above.

Under the Registration Rights Agreement any of the Harbinger Parties may demand that HGI register all or a portion of such Harbinger Party’s shares of HGI’s Common Stock for sale under the Securities Act of 1933, as amended, so long as the anticipated aggregate offering price of the securities to be offered is (i) at least $30 million if registration is to be effected pursuant to a registration statement on Form S-1 or any similar “long-form” registration or (ii) at least $5 million if registration is to be effected pursuant to a registration statement on Form S-3 or a similar “short-form” registration. Under the agreement, HGI is not obligated to effect more than three such “long-form” registrations in the aggregate for all of the Harbinger Parties.

The Registration Rights Agreement also provides that if HGI decides to register any shares of its Common Stock for its own account or the account of a stockholder other than the Harbinger Parties (subject to certain exceptions set forth in the agreement), the Harbinger Parties may require HGI to include all or a portion of their shares of HGI’s Common Stock in the registration and, to the extent the registration is in connection with an underwritten public offering, to have such shares included in the offering.

FGL Acquisition and the Front Street Reinsurance Transaction

On March 7, 2011, we entered into a Transfer Agreement (the “Transfer Agreement”) with the Master Fund. Pursuant to the Transfer Agreement, on March 9, 2011, (i) we acquired from the Master Fund a 100% membership interest in Harbinger F&G, LLC (formerly, Harbinger OM, LLC, “Harbinger F&G”), and (ii) the Master Fund transferred to Harbinger F&G the sole issued and outstanding Ordinary Share of FS Holdco Ltd. (“FS Holdco”). In consideration for the interests in Harbinger F&G and FS Holdco, we reimbursed the Master Fund for $13.3 million of expenses incurred by the Master Fund in connection with the FGL Acquisition (as defined below) and submitted $5.0 million of expenses of the Master Fund for reimbursement by OM Group (UK) Limited (“OM Group”) under the F&G Stock Purchase Agreement (as defined below), which the OM Group subsequently reimbursed to the Master Fund. Following the consummation of the foregoing acquisitions, Harbinger F&G became our direct wholly-owned subsidiary, FS Holdco became the direct wholly-owned subsidiary of Harbinger F&G and Front Street Re, Ltd. (“Front Street”) became the indirectly wholly-owned subsidiary of Harbinger F&G. The Transfer Agreement and the transactions and agreements contemplated thereby, including the F&G Stock Purchase Agreement, was approved by the Board upon a determination by a special committee comprised of independent directors of the Board as determined under the NYSE Rules, that it was in the best interests of the Company and its stockholders (other than the Master Fund and its affiliates) to enter into such agreements and proceed with the transactions and agreements contemplated thereby.

On April 6, 2011, pursuant to the First Amended and Restated Stock Purchase Agreement, dated as of February 17, 2011 (the “F&G Stock Purchase Agreement”), between Harbinger F&G and OM Group, Harbinger F&G acquired from OM Group all of the outstanding shares of capital stock of Fidelity & Guaranty Life Holdings, Inc. (formerly, Old Mutual U.S. Life Holdings, Inc., “FGL”) and certain intercompany loan agreements between OM Group, as lender, and FGL, as borrower, in consideration for $350 million (the “FGL Acquisition”), which amount could be reduced by up to $50 million post-closing. Fidelity & Guaranty Life Insurance Company (formerly, OM Financial Life Insurance Company, “FGL Insurance”) and Fidelity & Guaranty Life Insurance Company of New York (formerly, OM Financial Life Insurance Company of New York) are FGL’s principal insurance companies, and are wholly-owned subsidiaries of FGL. Harbinger F&G’s pre-closing and closing obligations under the F&G Stock Purchase Agreement, including payment of the purchase price, were guaranteed by the Master Fund. Pursuant to the Transfer Agreement, we entered into a Guaranty Indemnity Agreement with the Master Fund, pursuant to which we agreed to indemnify the Master Fund for any losses incurred by it or its representatives in connection with the Master Fund’s guaranty of Harbinger F&G’s pre-closing and closing obligations under the F&G Stock Purchase Agreement.

On May 19, 2011, a special committee comprised of independent directors of the Board unanimously determined that it is (i) in the best interests of the Company for Front Street and FGL to enter into a reinsurance agreement (the “Reinsurance Agreement”), pursuant to which Front Street would reinsure up to $3.0 billion of insurance obligations under annuity contracts of FGL and (ii) in the best interests of the Company for Front Street and HCP II, to enter into an investment management agreement (the “Investment Management Agreement”), pursuant to which HCP II would be appointed as the investment manager of up to $1.0 billion of assets securing Front Street’s reinsurance obligations under the Reinsurance Agreement, which assets would be deposited in a reinsurance trust account for the benefit of FGL Insurance pursuant to a trust agreement (the “Trust Agreement”). On May 19, 2011, the Board approved the Reinsurance Agreement, the Investment Management Agreement, the Trust Agreement and the transactions contemplated thereby. The special committee’s consideration of the Reinsurance Agreement, the Trust Agreement, and the Investment Management Agreement was contemplated by the terms of the Transfer Agreement.

The Reinsurance Agreement and the transactions contemplated thereby (the “Front Street Reinsurance Transaction”) are subject to, and may not be entered into or consummated without, the approval of the Maryland Insurance Administration (the “MIA”). The F&G Stock Purchase Agreement provides that, OM Group may be required to pay up to $50 million as a post-closing reduction in purchase price if, among other things, the Front Street Reinsurance Transaction is not approved by the MIA or is approved subject to certain restrictions or conditions. FGL received written notice, dated January 10, 2012, from the MIA, rejecting the Front Street Reinsurance Transaction, as proposed by the respective parties.

Spectrum Brands Share Offering

On July 14, 2011, the Master Fund and Spectrum Brands (together, the “Selling Stockholders”) entered into an equity underwriting agreement with Credit Suisse Securities (USA) LLC, as representative of the underwriters listed therein, with respect to the offering of 1,000,000 shares of Spectrum Brands common stock by Spectrum Brands and 5,495,489 shares of Spectrum Brands common stock by the Master Fund, at a price per share to the public of $28.00. The Company did not sell any shares of Spectrum Brands common stock in the offering. In connection with the offering, we agreed to a 180-day lock up agreement. In addition, the Master Fund entered into a standstill agreement with us, pursuant to which the Master Fund agreed that it would not, among other things (a) either individually or as part of a group, acquire, offer to acquire, or agree to acquire any securities (or beneficial ownership thereof) of Spectrum Brands; (b) other than with respect to certain existing holdings, form, join or in any way participate in a group with respect to any securities of Spectrum Brands; (c) effect, seek, offer, propose or cause or participate in (i) any merger, consolidation, share exchange or business combination involving Spectrum Brands or any material portion of Spectrum Brands’ business, (ii) any purchase or sale of all or any substantial part of the assets of Spectrum Brands or any material portion of the Spectrum Brands’ business; (iii) any recapitalization, reorganization or other extraordinary transaction with respect to Spectrum Brands or any material portion of the Spectrum Brands’ business, or (iv) any representation on the board of directors of Spectrum Brands.

DIRECTOR INDEPENDENCE

Our Board has determined that Messrs. Chan, Hudgins and Leffler are “independent members” of our Board under the NYSE Rules. Under the NYSE Rules, no director qualifies as independent unless our Board affirmatively determines that the director has no material relationship with the Company. Based upon information requested from and provided by each director concerning their background, employment and affiliations, including commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, our Board has determined that each of the independent directors named above has no material relationship with the Company, nor has any such person entered into any material transactions or arrangements with the Company or its subsidiaries, either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company, and is therefore independent under the NYSE Rules.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

In accordance with Sarbanes-Oxley, the Audit Committee Charter provides that the Audit Committee of our Board has the sole authority and responsibility to pre-approve all audit services, audit-related tax services and other permitted services to be performed for the Company by our independent registered public accounting firm and the related fees. Pursuant to its charter and in compliance with rules of the SEC and Public Company Accounting Oversight Board the Audit Committee has established a pre-approval policy and procedures that require the pre-approval of all services to be performed by the independent registered public accounting firm. The independent registered public accounting firm may be considered for other services not specifically approved as audit services or audit-related services and tax services so long as the services are not prohibited by SEC or Public Company Accounting Oversight Board rules and would not otherwise impair the independence of the independent registered public accounting firm. The Audit Committee has also delegated pre-approval to the Audit Committee Chairman to pre-approve audit services of up to $200,000 and certain permitted non-audit services up to $50,000 per engagement; however, any services pre-approved by the Audit Committee Chairman must be reported to the full Audit Committee at its next meeting.

The table below sets forth the professional fees we paid to our independent registered public accounting firm for professional services rendered (i) during Fiscal 2011 to the Company and HGI Funding LLC and to Harbinger F&G after its acquisition by the Company and (ii) during Fiscal 2010 to the Company. Professional fees paid for such services by our other reporting affiliates, Spectrum Brands and its subsidiaries and Zap.Com, are disclosed in such affiliates’ Annual Report on Form 10-K or amendments thereto.

	For the Nine Months Ended September 30, 2011	For the Calendar Year Ended December 31, 2010
Audit Fees	$2,862,000	$132,000
Audit-Related Fees	460,000	—
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$3,322,000	$132,000

The Audit Fees for Fiscal 2011 and Fiscal 2010 were paid to KPMG for the following professional services rendered:

•

audit of the annual financial statements of the Company and Harbinger F&G, including fees for work related to the Company’s audit and report regarding the Company’s effectiveness of internal controls over financial reporting and compliance with our obligations under Sarbanes-Oxley, for Fiscal 2011 and Fiscal 2010, and

•	services normally provided in connection with statutory or regulatory filings or engagements.

The Audit-Related Fees for Fiscal 2011 consisted primarily of services relating to the consultation on financial accounting and reporting standards and filings with the SEC.

OTHER BUSINESS

As of the date hereof, the Board of Directors knows of no other matters to be brought before the meeting.

By Order of the Board of Directors,

Philip A. Falcone

Chairman of the Board

and Chief Executive Officer

New York, New York

June 20, 2012

ANNUAL MEETING OF STOCKHOLDERS OF

HARBINGER GROUP INC.

July 30, 2012

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, Proxy Statement, Proxy Card and Annual Report to Stockholders are available at www.harbingergroupinc.com under the heading “Annual Meeting and Materials.”

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

    Please detach along perforated line and mail in the envelope provided.

¢	20330304030300000000 3	091511

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. Election of directors:					FOR	AGAINST	ABSTAIN
			2.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for our fiscal year ending September 30, 2012.	☐	☐	☐
☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES	NOMINEES: ¡ Philip A. Falcone ¡ David Maura
☐	FOR ALL EXCEPT (See instructions below)
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

The Board recommends a vote FOR each of the nominees listed in Proposal 1 and FOR Proposal 2. This proxy when properly executed and returned in a timely manner will be voted in the manner directed, or if no choice is specified, it will be voted FOR each of the nominees listed in Proposal 1 and FOR Proposal 2. The proxies are authorized to vote upon such other business as may properly come before the meeting and any postponement or adjournment thereof.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢

ANNUAL MEETING OF STOCKHOLDERS OF

HARBINGER GROUP INC.

July 30, 2012

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Votes submitted by telephone/Internet must be received by 11:59 p.m., Eastern Time, on July 29, 2012.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

Proxy cards submitted by mail must be received by 5:00 p.m., Eastern Time, on July 29, 2012.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER
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NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, Proxy Statement, Proxy Card and Annual Report to Stockholders are available at www.harbingergroupinc.com under the heading “Annual Meeting and Materials.”

    Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

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PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. Election of directors:					FOR	AGAINST	ABSTAIN
			2.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for our fiscal year ending September 30, 2012.	☐	☐	☐
☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES	NOMINEES: ¡ Philip A. Falcone ¡ David Maura
☐	FOR ALL EXCEPT (See instructions below)
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

The Board recommends a vote FOR each of the nominees listed in Proposal 1 and FOR Proposal 2. This proxy when properly executed and returned in a timely manner will be voted in the manner directed, or if no choice is specified, it will be voted FOR each of the nominees listed in Proposal 1 and FOR Proposal 2. The proxies are authorized to vote upon such other business as may properly come before the meeting and any postponement or adjournment thereof.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. Your Internet or telephone vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢

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HARBINGER GROUP INC.

ANNUAL MEETING OF STOCKHOLDERS JULY 30, 2012

This proxy is solicited by the Board of Directors for use at the Harbinger Group Inc. Annual Meeting of Stockholders on July 30, 2012 or any postponement(s) or adjournment(s) thereof.

The undersigned, having read the Notice of Annual Meeting of Stockholders and Proxy Statement dated June 20, 2012, receipt of which is hereby acknowledged, does hereby appoint and constitute Ehsan Zargar and Thomas A. Williams, each or any of them, the attorneys and proxies of the undersigned, with full power of substitution to each, for and in the name of the undersigned to vote and act at the Annual Meeting of Stockholders of Harbinger Group Inc. (the “Company”) to be held at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP located at 1285 Avenue of the Americas, New York, New York 10019-6064, on Monday, July 30, 2012, beginning at 10:00 a.m., Eastern Time, and at any postponement or adjournment thereof, with respect to all of the shares of the Company’s common stock and shares of the Company’s Series A Participating Convertible Preferred Stock and Series A-2 Participating Convertible Preferred Stock, standing in the name of the undersigned or with respect to which the undersigned is entitled to vote or act, with all the powers that the undersigned would possess if personally present and acting, as indicated on the reverse. These proxies are authorized to vote in their discretion upon such other business as may properly come before the 2012 Annual Meeting of Stockholders or any adjournment or postponement thereof.

This proxy when properly executed and returned in a timely manner, will be voted in the manner directed on the reverse side. If no direction is made, this Proxy will be voted as the Board of Directors recommends.

(Continued and to be signed on the reverse side.)

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